SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Marriott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount previously paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing party:
	4.	Date Filed:

Corporate Headquarters and Mailing Address:

10400 Fernwood Road

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, MAY 5, 2017

To our Stockholders:

April 5, 2017

The 2017 annual meeting of stockholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 5, 2017, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, stockholders will act on the following matters:

1.	Election of each of the 14 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

3.	An advisory vote to approve executive compensation;

4.	An advisory vote on the frequency of future advisory votes to approve executive compensation;

5.	A stockholder resolution recommending adoption of the Holy Land Principles, if properly presented at the meeting; and

6.	Any other matters that may properly be presented at the meeting.

Stockholders of record at the close of business on March 13, 2017, are entitled to notice of and to vote at this meeting.

For the convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, stockholders may elect to receive future stockholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE LAST PAGE OF THIS PROXY STATEMENT FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

TABLE OF CONTENTS [To be updated]

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2017 annual meeting of stockholders of Marriott International, Inc. (“we,” “us,” “our,” “Marriott” or the “Company”) to be held on Friday, May 5, 2017, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to stockholders by the Company on April 5, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2017:

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE

AVAILABLE AT www.envisionreports.com/MAR.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of each of the 14 director nominees listed below, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”), an advisory vote to approve executive compensation, an advisory vote on the frequency of future advisory votes to approve executive compensation, a stockholder resolution recommending the adoption of the Holy Land Principles (if properly presented at the meeting), and any other matters that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal year 2016 and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 13, 2017, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices may not be used at the meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, trust or other similar organization (that is, in “street name”) also may attend the meeting by obtaining a legal proxy provided by their broker, bank or other organization and bring that proxy to the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the last page of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 13, 2017 record date, 382,419,634 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing, and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Thursday, May 4, 2017. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. You must obtain a legal proxy from the broker or other nominee that holds your shares if you wish to vote in person at the annual meeting. If you do not provide voting instructions to your broker in advance of the annual meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the annual meeting that is considered routine.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the 14 director nominees (see Item 1 on page 7);

•	FOR the ratification of the appointment of the independent auditor (see Item 2 on page 7);

•	FOR the advisory vote to approve executive compensation (see Item 3 on page 8);

•	To conduct future advisory votes to approve executive compensation EVERY YEAR (see Item 4 on page 8); and

•	AGAINST the stockholder resolution recommending adoption of the Holy Land Principles (see Item 5 on page 9)

2	www.marriott.com/investor

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated below with respect to shares held in the Marriott Retirement Savings Plan or the Starwood Savings and Retirement Plan (the “401(k) Plans”), if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of each of the 14 director nominees listed below; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2017, FOR the advisory vote to approve executive compensation, EVERY YEAR on the advisory vote on the frequency of future advisory votes to approve executive compensation, and AGAINST the stockholder resolution recommending adoption of the Holy Land Principles.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3078;

(3)	Voting by telephone or the Internet until 11:59 p.m. Eastern Time on Thursday, May 4, 2017; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the 401(k) Plans, you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the respective 401(k) Plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, May 2, 2017. If you do not send instructions by this deadline or if you do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the item will

2017 Proxy Statement	3

be required for approval. Instructions to “ABSTAIN” with respect to this item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

For approval of (i) the advisory vote to approve executive compensation, and (ii) the stockholder resolution recommending adoption of the Holy Land Principles, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. For the advisory vote on the frequency of future advisory votes to approve executive compensation, the frequency (one, two or three years) receiving the vote of the majority of Class A common stock present in person or represented by proxy and entitled to vote will be considered the frequency recommended by the stockholders, provided that, in the event that no frequency receives such majority vote, we will consider the frequency receiving the highest number of votes to be the selection of the stockholders. Your broker or nominee will not be permitted to vote on these items without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted to approve on an advisory basis the Company’s executive compensation, to approve on an advisory basis the frequency of future advisory votes to approve the Company’s executive compensation, or to approve the stockholder resolution recommending the adoption of the Holy Land Principles, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution. Instructions to “ABSTAIN” with respect to these three items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. Broker non-votes will not have any effect on the outcome of votes for these items.

Who will count the vote?

Representatives of Computershare Investor Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Investor Services Program for Marriott International, Inc. Stockholders administered by Computershare Investor Services; (ii) if you are participant in the Marriott Retirement Savings Plan, any shares that may be held for your account by The Northern Trust Company as the plan’s custodian, and (iii) if you are a participant in the Starwood Savings and Retirement Plan, any shares that may be held for your account by State Street Bank & Trust Company. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Investor Services, at (800) 311-4816.

4	www.marriott.com/investor

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2017 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson (with full power of substitution) to vote on such matters at their discretion.

When are stockholder proposals for the 2018 annual meeting of stockholders due?

To be considered for inclusion in our proxy statement for the 2018 annual meeting of stockholders, stockholder proposals must be received at our offices no later than the close of business on December 6, 2017. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, from the floor of the 2018 annual meeting of stockholders, notice of such proposal must be delivered in writing to the Company’s Secretary at the above address no earlier than the close of business on January 5, 2018 and no later than the close of business on February 4, 2018. However, if the 2018 annual meeting of stockholders is more than thirty days before or more than seventy days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. If a stockholder desires to nominate a director from the floor of the 2018 annual meeting of stockholders, our bylaws require that notice of such nomination be delivered in writing to the Company’s Secretary at the above address no later than February 4, 2018. However, in the event that the 2018 annual meeting of stockholders is more than thirty days before or more than sixty days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our bylaws.

On February 9, 2017, the Board implemented proxy access, which allows a stockholder or group of up to 20 stockholders owning in the aggregate 3% or more of our outstanding Class A common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the stockholder(s) and nominee(s) satisfy the requirements in Company’s Bylaws. If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2018 annual meeting, the Company must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to stockholders in connection with the immediately preceding annual meeting, or between the close of business on November 6, 2017 and the close of business on December 6, 2017 for the 2018 annual meeting, and the nomination must otherwise comply with our Bylaws. However, in the event that the 2018 annual meeting of stockholders is more than 30 days before or after the anniversary date, the stockholder’s notice must be delivered no earlier than the close of business on the 150th day prior to such meeting and no later than the close of business on the 120th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made.

2017 Proxy Statement	5

If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters,” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. We must receive your request no later than April 27, 2017.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $17,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future stockholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials, and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Investor Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving stockholder communications in print form.

6	www.marriott.com/investor

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

All of our directors are standing for election at the 2017 annual meeting, and each director elected will hold office for a term expiring at the 2018 annual meeting of stockholders or until his or her successor is elected or appointed and qualified.

The following 14 current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	Eric Hippeau	Steven S Reinemund
Mary K. Bush	Lawrence W. Kellner	W. Mitt Romney
Bruce W. Duncan	Debra L. Lee	Susan C. Schwab
Deborah M. Harrison	Aylwin B. Lewis	Arne M. Sorenson
Frederick A. Henderson	George Muñoz

You can find information on the director nominees beginning on page 14.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2017 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 14 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017. Ernst & Young LLP, a registered public accounting firm, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to stockholders on the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal years 2016 and 2015 fees beginning on page 27. Although the Audit Committee has

2017 Proxy Statement	7

discretionary authority to appoint the independent auditors, the Board is seeking stockholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

ITEM 3—Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve a non-binding advisory resolution on the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement. Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, our Board of Directors and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. The Board’s current policy is to hold an advisory vote to approve our executive compensation on an annual basis, and in Item 4 below we are recommending that stockholders vote to conduct future advisory votes to approve executive compensation every year. We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 29 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 48 through 59, which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of stockholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2017 annual meeting:

RESOLVED, that the stockholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

The Board recommends that you vote FOR approval of the advisory resolution on executive compensation.

ITEM 4—Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes to approve our executive compensation like Item 3 above should occur every year, every two years or every three years. This vote is not binding on the Board of Directors. After careful consideration, the Board has determined that holding an advisory vote to approve executive compensation every year is most appropriate for the Company at this time, and recommends that stockholders vote to hold such future advisory votes every year.

8	www.marriott.com/investor

Our Company’s executive compensation program is designed to reinforce the link between executive pay and our long-term performance and stock value. However, since executive compensation disclosures are made annually, holding an annual advisory vote provides us with direct and current feedback on our compensation policies and practices. An annual advisory vote also is consistent with our practice of annual elections for all directors and annual ratification of our independent registered public accounting firm.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes to approve executive compensation. Although this advisory vote on the frequency of such future votes is not binding on the Board, we will carefully review the voting results on this proposal. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes to approve our executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

You may specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove the Board’s recommendation.

The Board recommends that you vote to conduct future advisory votes to approve executive compensation EVERY YEAR.

ITEM 5—Stockholder Resolution Recommending Adoption of the Holy Land Principles

Holy Land Principles, Inc. (the “proponent”), of P.O. Box 15128, Washington, D.C. 20003-0849 (owner of 73 shares of our Class A common stock), has advised the Company that it plans to present the following proposal at the annual meeting. If properly presented at the annual meeting, the Board of Directors unanimously recommends a vote “AGAINST” the following stockholder resolution. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows.

The Proponent’s Proposal

Holy Land Principles Marriott Resolution

WHEREAS, Marriott has operations in Palestine/Israel;

WHEREAS, achieving a lasting peace in the Holy Land—with security for Israel and justice for Palestinians—encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles, Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Israel/ Palestine.

These are:

1. Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2. Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

2017 Proxy Statement	9

3. Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4. Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5. Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6. Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7. Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8. Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to: Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

Supporting Statement

The proponent believes that Marriott benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions. Implementation of the Holy Land Principles—which are pro-Jewish, pro-Palestinian and pro-company—will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Board Response

The Board will oppose this proposal if it is properly presented at the 2017 annual meeting and recommends a vote AGAINST this proposal for the following reasons:

Marriott has Global Employment Principles, Policies and Practices that address the concerns of the Proposal.

At Marriott, one of our five core values is Put People First. This first, foundational value recognizes that our global workforce is the key to our success.

•

Our policy and practice in Israel and throughout the world is to provide equal opportunity employment without regard to national, racial, ethnic or religious identity. Our global workforce mirrors the communities in which we live and work. We are dedicated to hiring, engaging and retaining a talented, diverse workforce around the world. We embrace the talents, perspectives and backgrounds of our associates and offer an inclusive workplace setting.

•

Our associates have access to services and training that support their well-being and encourage personal and professional growth. We are committed to maintaining safe, secure work environments that reinforce the principles of integrity and respect.

10	www.marriott.com/investor

•	Marriott supports and upholds the elimination of workforce discrimination through our employment practices, particularly as demonstrated by our Guarantee of Fair Treatment policies.

•	Marriott is committed to ensuring that our policies and practices comply with the laws of the countries in which we operate.

•

Marriott’s Global Employment Principles align with the Company’s Statement on Human Rights, which acknowledges and respects the principles contained in the United Nations Universal Declaration of Human Rights.

•

Marriott is consistently recognized for its business leadership practices by World’s Most Ethical Companies, FTSE4Good, Fortune 100 Best Companies to Work For, World’s Best Multinational Workplaces, 100 Best Workplaces for Women, Top 50 Companies for Diversity, and Best Companies for Diversity.

For more information on Marriott’s values, our Principles of Responsible Business, Sustainability Report and Business Conduct Report are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Governance” and then “Social Responsibility & Community Engagement.”

Marriott’s practices align with the Principles included in the Proposal.

Given our Global Employment Principles, Policies and Practices, Marriott’s practices at our two managed hotels in Israel align with the Principles included in the Proposal. In addition, the Israeli Equal Opportunity Law, which applies to our managed and franchised hotels in Israel, forbids discrimination in hiring, promoting, work conditions, training or termination of work. As a result, we believe that formal adoption of the Holy Land Principles is not necessary nor incrementally valuable to our business interests nor citizenship commitment. Given our portfolio of over 6,000 hotels globally in 122 countries and territories, our policies need to be applied consistently worldwide thus making a country-by country-approach inefficient and unduly burdensome.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

2017 Proxy Statement	11

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, effective March 31, 2012, the Board determined that the positions of Chairman of the Board and Chief Executive Officer should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board, and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his current role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the independent Lead Director (discussed below), and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

In 2013, the Board created the position of Lead Director, who is the independent Chairman of our Nominating and Corporate Governance Committee, currently Lawrence W. Kellner. The Lead Director’s responsibilities include chairing the meetings of the independent directors, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. The Lead Director also is a standing member of the Company’s Executive Committee. The Lead Director also reviews Board meeting agendas, coordinates the evaluation of Board and Committee performance, coordinates the assessment and evaluation of Board candidates, makes recommendations for changes to the Company’s governance practices, and is available for consultation and direct communication with major stockholders. We believe that the role played by the Lead Director provides strong, independent Board leadership.

Eleven of our 14 director nominees are independent, and the Audit, Compensation Policy and Nominating and Corporate Governance committees are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles. We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Lead Director and independent key committees, is and will continue to be effective and is the optimal structure for our Company and our stockholders at this time.

Appointment of New Directors in 2016

On September 23, 2016, the Company completed its previously announced acquisition of Starwood Hotels & Resorts Worldwide, LLC, formerly known as Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), pursuant to the Agreement and Plan of Merger, dated as of November 15, 2015, as amended on March 20, 2016 (as so amended, the “Merger Agreement”), by and among the Company, Starwood, and companies affiliated to the two entities. Pursuant to the Merger Agreement, Starwood became an indirect, wholly owned subsidiary of the Company (the

12	www.marriott.com/investor

“Starwood Combination”). Effective September 23, 2016, the Company expanded the size of its Board from 11 to 14 members and, under the terms of the Merger Agreement, Bruce W. Duncan, Eric Hippeau and Aylwin B. Lewis (each of whom previously served as a director of Starwood) were appointed to the Board to fill the vacancies created by the expansion for a term expiring at the 2017 annual meeting of stockholders, with each to hold office until his successor is elected and qualified. The Board recommends that Messrs. Duncan, Hippeau and Lewis stand for election.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management, and stockholders. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

In addition, while the Committee does not maintain a formal diversity policy, it may consider diversity in identifying candidates for the Board as one of several criteria that it uses as part of that process. The Committee assesses the effectiveness of its Board membership criteria in evaluating the composition of the Board. The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a stockholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

2017 Proxy Statement	13

Nominees to Our Board of Directors

Each of the following director nominees presently serves on our Board and has a term of office expiring at the 2017 annual meeting or until his or her successor is elected and qualified. The age shown below for each director nominee is as of May 5, 2017, which is the date of the annual meeting. Each director nominee has been nominated to serve until the 2018 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director nominee’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr. (Executive Chairman of the Board), age: 85. Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as Chief Executive Officer. He had served as Chief Executive Officer of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation (formerly Hot Shoppes, Inc.) in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation and is a member of the Executive Committee of the World Travel & Tourism Council. He is the father of Deborah M. Harrison, a member of the Company’s Board of Directors. Mr. Marriott has been a director of the Company and its predecessors since 1964.

As a result of his service as CEO of the Company for over 40 years, Mr. Marriott brings to the Board and our Executive Committee, which he chairs, extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

Mary K. Bush, age: 69. The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the Congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She serves on the board of directors of Bloom Energy, Inc., Discover Financial Services, ManTech International Corporation, and T. Rowe Price Group, Inc. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to 2009, of United Airlines from 2006 to 2010 and of the Pioneer Family of Mutual Funds from 1997 to 2012. Ms. Bush is Chairman of Capital Partners for Education, an education not-for-profit corporation. She also serves on the Kennedy Center’s Community Advisory Board and on the U.S. Advisory Board of the Global Leadership Foundation. Ms. Bush has been a director of the Company since 2008.

Ms. Bush brings to the Board, our Audit Committee and our Compensation Policy Committee extensive financial, international and governmental affairs experience, her knowledge of corporate

14	www.marriott.com/investor

governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and her significant experience providing strategic advisory services in the political and international arenas.

Bruce W. Duncan, age: 65. Mr. Duncan has been Chairman of the Board of First Industrial Realty Trust, Inc., a real estate investment trust that engages in the ownership, management, acquisition, sale, development and redevelopment of industrial real estate properties, since November 2016. Prior to that, he was President and Chief Executive Officer of that company from January 2009. From April to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. He also was a senior advisor to Kohlberg Kravis & Roberts & Co., a global investment firm, from July 2008 to January 2009. He was also a private investor from January 2006 to January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (“EQR”), a publicly traded real estate investment trust, and held various positions at EQR from March 2002 to December 2005, including President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002. Mr. Duncan also serves on the board of directors of Boston Properties, Inc. and T. Rowe Price Mutual Funds. Mr. Duncan has been a director of the Company since September 23, 2016 and previously served on the Starwood board of directors from 1999 to September 23, 2016.

As the Chairman and former Chief Executive Officer of First Industrial Realty and former Chief Executive Officer of EQR, Mr. Duncan brings to the Board and our Finance Committee extensive experience in real estate matters and investment strategy, as well as valuable experience as Chief Executive Officer of other publicly traded companies. He also brings a deep understanding of the hospitality industry as a result of his extensive tenure with Starwood, including as the interim Chief Executive Officer of Starwood.

Deborah Marriott Harrison, age: 60. Ms. Harrison has been the Company’s Global Officer, Marriott Culture and Business Councils since October 2013. She formerly served as Senior Vice President of Government Affairs for the Company from June 2007 through October 2013 and as Vice President of Government Affairs from May 2006 to June 2007. Ms. Harrison is an honors graduate of Brigham Young University and has held several positions within the Company since 1975, including accounting positions at Marriott Headquarters and operations positions at Key Bridge and Dallas Marriott hotels. She has been actively involved in serving the community through participation on various committees and boards including, but not limited to, the Mayo Clinic Leadership Council for the District of Columbia and the boards of the Bullis School, the D.C. College Access Program, and the J. Willard and Alice S. Marriott Foundation. She has also served on the boards of several mental health organizations, including The National Institute of Mental Health Advisory Board, Depression and Related Affective Disorders Association, and the Center for the Advancement of Children’s Mental Health in association with Columbia University. Ms. Harrison also served as a member of the board of directors of Marriott Vacations Worldwide Corporation from 2011 to 2013. Ms. Harrison has been a director of the Company since 2014.

As the daughter of the Executive Chairman and the granddaughter of Marriott International’s founders, Ms. Harrison brings to our Board, our Finance Committee and our Committee for Excellence

2017 Proxy Statement	15

an extensive knowledge of the Company, its history, its culture and its mission. Ms. Harrison’s enthusiasm, judgment and deep experience with our Company and our culture provides the Board valuable insight and strategic focus.

Frederick A. “Fritz” Henderson, age: 58. Mr. Henderson has been Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, since December 2010. Since July 2012, he has also been Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership. He previously served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to Sunoco/SunCoke, Mr. Henderson served as President and CEO of General Motors Corporation (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010. In October 2016, he joined the board of directors of Adient plc. He is a Trustee of the Alfred P. Sloan Foundation and previously served on the board of directors of Compuware Corporation from 2011 to 2014. He has been a director of the Company since 2013.

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, and expertise in large organization management and emerging markets, make him a valuable member of the Board and our Audit Committee, which he chairs. During his tenure as President and CEO of GM, that company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating and Corporate Governance Committee does not believe that this proceeding is material to the evaluation of Mr. Henderson’s ability to serve as a director.

Eric Hippeau, age: 65. Mr. Hippeau has been Partner with Lerer Ventures, a venture capital fund, since June 2011. From 2009 to 2011, he was the Chief Executive Officer of The Huffington Post, a news website. From 2000 to 2009, he was a Managing Partner of Softbank Capital, a technology venture capital firm. Mr. Hippeau served as Chairman and Chief Executive Officer of Ziff-Davis Inc., an integrated media and marketing company, from 1993 to March 2000 and held various other positions with Ziff-Davis from 1989 to 1993. Mr. Hippeau served on the board of directors of The Huffington Post from 2006 to 2011 and Yahoo! Inc. from 1996 to 2011. Mr. Hippeau has been a director of the Company since September 23, 2016 and previously served on the Starwood board of directors from 1999 to September 23, 2016.

As a Partner with Lerer Ventures, Mr. Hippeau brings to the Board and our Compensation Policy Committee extensive investment and venture capital expertise. In addition, Mr. Hippeau has significant governance experience as a director, a strong background in technology and modern media and a deep understanding of the hospitality industry as the result of his tenure with Starwood.

16	www.marriott.com/investor

Lawrence W. Kellner, age: 58. Mr. Kellner has been President of Emerald Creek Group LLC, a private equity firm, since January 2010. He also serves as Executive Chairman of the board of directors of the Sabre Corporation, a global technology company, as of December 2016, after serving as non-executive Chairman of the Board from August 2013 through December 2016. Mr. Kellner previously served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors for The Boeing Company. He also served on the board of directors of Chubb Limited from January 2016 through December 2016 and on the board of directors of its predecessor, the Chubb Corporation, from 2011 to January 2016. He is active in numerous community and civic organizations. Mr. Kellner has been a director of the Company since 2002.

Mr. Kellner is our Lead Director and brings to the Board, our Nominating and Corporate Governance Committee, which he chairs, our Finance Committee and our Executive Committee experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Debra L. Lee, age: 62. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She also serves on the board of directors of WGL Holdings, Inc. and Twitter, Inc. Ms. Lee also was a director of Eastman Kodak Company from 1999 to 2011, and Revlon, Inc. from 2006 to 2015. In addition, she serves on the board of a number of professional and civic organizations including as Past Chair of the Advertising Council, as the President of the Alvin Ailey Dance Theater, and as a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

Ms. Lee provides our Board, our Committee for Excellence, which she chairs, and our Nominating and Corporate Governance Committee with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

2017 Proxy Statement	17

Aylwin B. Lewis, age: 62. Mr. Lewis has served as Chairman, Chief Executive Officer and President of Potbelly Corporation, a franchisor of quick service restaurants, since June 2008. From September 2005 to February 2008, Mr. Lewis was President and Chief Executive Officer of Sears Holdings Corporation, a nationwide retailer. Prior to being named Chief Executive Officer of Sears, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in March 2005. Prior to that, Mr. Lewis was President and Chief Executive Officer of KMart since October 2004. Mr. Lewis was Chief Multi-Branding and Operating Officer of YUM! Brands, Inc., a franchisor and licensor of quick service restaurants including KFC, Long John Silvers, Pizza Hut, Taco Bell and A&W, from 2003 until October 2004, Chief Operating Officer of YUM! Brands from 2000 until 2003 and Chief Operating Officer of Pizza Hut from 1996 to 1997. He also serves on the board of directors of The Walt Disney Company. Mr. Lewis has been a director of the Company since September 23, 2016 and previously served on the Starwood board of directors from 2013 to September 23, 2016.

As a result of his numerous senior management positions at Yum! Brands, Kmart, Sears and Potbelly Corporation, Mr. Lewis brings to the Board and our Audit Committee significant expertise in corporate branding, franchising and management of complex global businesses.

George Muñoz, age: 65. Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He serves on the board of directors of Altria Group, Inc., Anixter International, Inc., and Laureate Education, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz provides our Board, our Audit Committee and our Committee for Excellence with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Steven S Reinemund, age: 68. Mr. Reinemund served as the Dean of Business at Wake Forest University from July 2008 until June 2014. In 2007, Mr. Reinemund retired from PepsiCo, Inc., a multinational food and beverage company, where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined PepsiCo in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer PepsiCo. He was a director of PepsiCo from 1996 until 2007. Mr. Reinemund serves on the board of directors of Chick-fil-A, Inc., ExxonMobil Corp., and Wal-Mart Stores, Inc. He was also a director of American Express Company from 2007 to 2015. Mr. Reinemund is also a member of the board of directors of the Cooper Clinic Institute and serves on the board of trustees of Wake Forest University and the United States Naval Academy Foundation. Mr. Reinemund has been a director of the Company since 2007.

18	www.marriott.com/investor

As a result of his background as Chairman and CEO of PepsiCo, a Fortune 500 company, Mr. Reinemund brings to the Board, our Compensation Policy Committee, which he chairs, our Executive Committee, and our Nominating and Corporate Governance Committee demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

W. Mitt Romney, age: 70. Governor Romney has been Executive Partner and Group Chairman of Solamere Capital LLC, a private investment firm, since March 2013. Prior to that he was the 2012 Republican nominee for the office of President of the United States. He also was a candidate for the 2008 Republican presidential nomination. Before that, he served as the Governor of the Commonwealth of Massachusetts from 2003 through 2007. Prior to his time as Governor, he was President and Chief Executive Officer of the 2002 Winter Olympic Games in Salt Lake City. Gov. Romney started his career in business in 1978 as a Vice President of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts. In 1984, he left Bain & Company, Inc. to co-found a spin-off private equity investment company, Bain Capital, where he worked until 1998. Gov. Romney served as a director of the Company or its predecessors from 1993 through 2002 and again from 2009 through 2011. He rejoined the Board in 2012.

Gov. Romney brings to our Board and our Finance Committee, which he chairs, his unique blend of management experience in both the corporate and government sectors, knowledge of public policy matters as a result of his service as the Governor of the Commonwealth of Massachusetts and financial services experience from his positions with Bain & Company and Bain Capital.

Susan C. Schwab, age: 62. Ambassador Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown, LLP (global law firm) since March 2010. She served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, Ambassador Schwab served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the board of directors of The Boeing Company, Caterpillar Inc. and FedEx Corporation. She joined the Board in 2015.

Ambassador Schwab brings unique global and governmental perspectives to the Board’s deliberations. Her extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key global issues facing the Company. Ambassador Schwab’s experience in the U.S. Government also allows her to advise the Company on the many challenges and opportunities that relate to government relations. As a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board, our Compensation Policy Committee and our Finance Committee on a wide range of strategic, operational, corporate governance and compensation matters.

2017 Proxy Statement	19

Arne M. Sorenson, age: 58. Mr. Sorenson became President and Chief Executive Officer of the Company on March 31, 2012. Prior to that, he was President and Chief Operating Officer of the Company since May 2009. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development and was appointed Executive Vice President and Chief Financial Officer in 1998, and assumed the additional title of President, Continental European Lodging, in January 2003. Prior to joining Marriott, he was a Partner in the law firm of Latham & Watkins in Washington, D.C. He served on the board of directors of Wal-Mart Stores, Inc. from 2008 to 2013. In addition, Mr. Sorenson serves as Vice Chair of the President’s Export Council. He is the immediate past Board Chair for Brand USA and continues as a member of the board. Other affiliations include: Chair, U.S. Travel Association CEO Roundtable; member of the Luther College Board of Regents; Stewardship Board of the World Economic Forum System Initiative on Shaping the Future of Mobility; and member of the Board of Trustees for The Brookings Institution. Mr. Sorenson was appointed to the Board of Directors in February 2011.

Mr. Sorenson brings to the Board, our Committee for Excellence and our Executive Committee extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Sterling D. Colton, a former director of the Company’s predecessors, and William J. Shaw, a former director and Vice Chairman of the Company, both hold the title of director emeritus, but do not vote at or attend Board meetings and are not nominees for election.

Board Meetings and Attendance

The Board met seven times in fiscal year 2016. The Company encourages all directors to attend the annual meeting of stockholders. All eleven incumbent directors attended the Company’s 2016 annual meeting. During fiscal 2016, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served (held during the period that such director served).

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” You also may request a copy from the Company’s Corporate Secretary. Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and five for other directors. Additionally, our Governance Principles provide that members of our Audit Committee should not serve on more than three audit committees of public companies, including Marriott’s Audit Committee.

20	www.marriott.com/investor

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of stockholders or nine months. To be considered “independent,” the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or an immediate family member is a current partner or employee of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the past three years; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company where at any time during the last three years an executive officer of Marriott at the same time serves on the compensation committee of that other company; (v) the director has accepted, or an immediate family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of Marriott, or benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or an immediate family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or an immediate family member is a partner in, or a controlling stockholder or current executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as director or trustee of a charitable organization, where Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $200,000 or five percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

2017 Proxy Statement	21

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2017. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current employment of J.W. Marriott, Jr., Deborah M. Harrison, and Arne M. Sorenson and the family relationships of J.W. Marriott, Jr. and Deborah M. Harrison with other Company executives. The Board considered that Ms. Bush, Mr. Duncan, Mr. Henderson, Mr. Kellner, Ms. Lee, Mr. Lewis, Mr. Muñoz, Mr. Reinemund, and Ms. Schwab each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that, in each case, the payments to and from Marriott were significantly less than the thresholds in Marriott’s Governance Principles. The Board further considered that Ms. Bush, Ms. Lee, Mr. Romney and Ms. Schwab are affiliated with charitable organizations that received contributions from the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Bruce W. Duncan, Frederick A. Henderson, Eric Hippeau, Lawrence W. Kellner, Debra L. Lee, Aylwin B. Lewis, George Muñoz, Steven S Reinemund, W. Mitt Romney, and Susan C. Schwab are each independent of the Company and its management. J.W. Marriott, Jr., Deborah M. Harrison, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Governance” and then “Documents & Charters.” You also may request copies of the committee charters from the Company’s Corporate Secretary.

Audit Committee

Members:	Frederick A. Henderson (Chair), Mary K. Bush, Aylwin B. Lewis (as of September 23, 2016) and George Muñoz (as of September 23, 2016).

•

The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NASDAQ Listing Standards and applicable SEC rules.

•	The Audit Committee met seven times in fiscal year 2016.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

22	www.marriott.com/investor

•

The Board of Directors has determined that all current members of the Audit Committee (Mary K. Bush, Frederick A. Henderson, Aylwin B. Lewis and George Muñoz) are financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditor.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditor.

•

Overseeing the independent auditor’s qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the performance of the Company’s internal audit function and internal auditor.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Mary K. Bush, Eric Hippeau (as of September 23, 2016) and Susan C. Schwab.

•

The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the NASDAQ Listing Standards for directors and compensation committee members.

•	The Compensation Policy Committee met four times in fiscal year 2016.

Responsibilities include:

•

Overseeing the evaluation of the Company’s senior executives and reviewing and approving, subject to Board approval in some cases, the appropriateness of senior executive compensation program objectives and the plans designed to accomplish these objectives.

•	Approving and recommending to the Board:

•	Compensation actions for the Executive Chairman and the President and Chief Executive Officer

•	Incentive compensation plans and other equity based plans

•	Corporate officer nominations

•	Setting and recommending to the Board the annual compensation for non-employee directors.

•	Overseeing the assessment of the risks relating to the Company’s compensation policies and programs, and reviewing the results of the assessment.

2017 Proxy Statement	23

•	Reviewing the annual Executive Talent assessment conducted by the President and Chief Executive Officer and the Chief Human Resources Officer.

•	Adopting and reviewing compliance with the Company’s stock ownership guidelines for senior executive officers and non-employee directors.

Finance Committee

Members:	W. Mitt Romney (Chair), Bruce W. Duncan (as of September 23, 2016), Deborah M. Harrison, Lawrence W. Kellner and Susan C. Schwab.

•

Except for Deborah M. Harrison, the members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than Ms. Harrison are independent as defined under our Governance Principles and the NASDAQ Listing Standards.

•	The Finance Committee met four times in fiscal year 2016.

Responsibilities include:

•	Making recommendations to the Board for approval of an annual consolidated budget and reviewing the Company’s performance against such budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s stockholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, and Steven S Reinemund.

•

The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NASDAQ Listing Standards.

•	The Nominating and Corporate Governance Committee met four times in fiscal year 2016.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

•

Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Resolving conflict of interest questions involving directors and senior executive officers.

24	www.marriott.com/investor

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), Deborah M. Harrison, George Muñoz, and
Arne M. Sorenson. Company officer members include Raymond Bennett, Chief Global
Officer, Global Operations; Anthony G. Capuano, Executive Vice President and Global
Chief Development Officer; David J. Grissen, Group President; Stephanie C. Linnartz,
Executive Vice President and Chief Marketing and Commercial Officer; Tricia A.
Primrose, Executive Vice President and Chief Global Communications and Public Affairs
Officer; and David A. Rodriguez, Executive Vice President and Chief Human Resources
Officer.

•

The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee must be independent as defined under our Corporate Governance Principles and the NASDAQ Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met once in fiscal year 2016.

Responsibilities include:

•	Identifying and encouraging efforts the Company undertakes to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts the Company undertakes to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

•

Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair), Lawrence W. Kellner, Steven S Reinemund, and Arne M. Sorenson.

•	The Executive Committee did not meet in fiscal year 2016.

Responsibilities include:

•

Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales, or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2016, the Compensation Policy Committee consisted of Steven S Reinemund (Chair), Mary K. Bush, Eric Hippeau (as of September 23, 2016) and Susan C. Schwab, and none of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2016, the independent directors met five times without management present. The Lead Director, currently Mr. Kellner, presides at the meetings of the independent directors.

2017 Proxy Statement	25

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor, and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s employees and the design of compensation programs might create incentives for excessive risk-taking by the Company’s employees. As explained in the CD&A below, the Compensation Policy Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Stockholder Communications with the Board

Stockholders and others interested in communicating with the Lead Director, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09, 10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Documents & Charters.” We will post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board within four business days following the date of the amendment or waiver.

26	www.marriott.com/investor

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements together with the results of management’s assessment of the internal controls over financial reporting with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Members of the Audit Committee:

Frederick A. Henderson (Chair)

Mary K. Bush

Aylwin B. Lewis

George Muñoz

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

2017 Proxy Statement	27

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for 2016 and 2015 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for 2016 and 2015. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees Paid Related to 2016	Independent Registered Public Accounting Firm Fees Paid Related to 2015
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$8,331,000	$4,155,000
International Statutory Audits(2)	1,925,000	984,000

	10,256,000	5,139,000

Audit-Related Fees(3)	1,243,000	512,000
Tax Fees(4)	987,000	622,000
All Other Fees	—	—

Total Fees	$12,486,000	$6,273,000

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings, including the audit and filings specific to the Company’s acquisition of Starwood in 2016.
(2)	Fees for statutory audits of our international subsidiaries
(3)	Principally audits as required under our agreements with our hotel owners
(4)	Principally tax compliance services related to our international entities

28	www.marriott.com/investor

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the stockholders. The Committee, on behalf of and, in certain instances, subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be incorporated by reference in the Company’s annual report on Form 10-K and included in this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund (Chair)

Mary K. Bush

Eric Hippeau

Susan C. Schwab

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program for the following NEOs for 2016:

J.W. Marriott, Jr.*	Executive Chairman and Chairman of the Board
Arne M. Sorenson	President and Chief Executive Officer
Anthony G. Capuano	Executive Vice President and Global Chief Development Officer
David J. Grissen	Group President
Stephanie C. Linnartz	Executive Vice President and Chief Commercial Officer
Kathleen K. Oberg	Executive Vice President and Chief Financial Officer

*	We are providing voluntary disclosure for Mr. Marriott due to his position as Executive Chairman and Chairman of the Board even though he is not considered a NEO under the SEC’s compensation disclosure rules.

Executive Summary

Overview

2016 was a transformational year for Marriott as we completed the acquisition of Starwood on September 23, 2016, creating the largest lodging company in the world with nearly 1.2 million rooms open in 122 countries and territories and more than 420,000 rooms under development. During 2016, Marriott and Starwood together added more than 68,000 rooms, including roughly 11,000 rooms converted from competitor brands and approximately 31,000 rooms in international markets. This significant unit growth of the Legacy Marriott brands, RevPAR improvement, and property-level margin gains, along with the acquisition of Starwood, combined to deliver record management and franchise fee revenue.

Our executive compensation program continues to be designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We believe that the consistency in how we manage our executive compensation program and our goals under that program has proven to be an important factor in the Company’s long-term

2017 Proxy Statement	29

success in the highly cyclical hospitality industry. Our philosophy continues to emphasize equity compensation, with increased use of performance-based share awards, as the most significant component of the NEOs’ total pay opportunity which supports our pay-for-performance objectives.

Effect of the Starwood Combination

In establishing 2016 executive compensation, the Committee took into account the fact that the merger with Starwood was expected to close during 2016. The Committee determined that it would maintain the basic elements and design of our executive compensation program for 2016, but structured certain elements to reflect the Starwood Combination, as follows:

•

Annual Incentive Program: Because of the number of shares to be issued in the Starwood Combination and uncertainty over exactly when during the year the Starwood Combination would close, the Committee based a portion of the annual incentive on operating income for Legacy Marriott operations which excludes the effect of the Starwood Combination (for example, by excluding related transaction and transition costs and post-closing Starwood operating results) (“Adjusted Operating Income”), instead of earnings per share. The Committee also took the Starwood Combination into account in assessing the individual performance component of the annual incentive, which is weighted at only 5% to 15% of the total annual incentive. All other elements of the annual incentive program were based on the results of Marriott without taking into account Starwood’s operations.

•

Business Integration PSUs: Because the Starwood Combination would not be taken into account under the terms of outstanding Performance Share Units (“PSUs”), in May 2016 our NEOs, other than Mr. Marriott, were granted supplemental PSUs with vesting criteria tied to specific goals that we believe are key drivers to realizing the benefits of the Starwood Combination and creating long-term value: overall management synergies and cost savings, hotel RevPAR Index improvements, and hotel margin improvements. Performance under these Business Integration PSUs (“BI-PSUs”) will be determined after the end of 2018.

•

Peer Group: Due to the transformational nature of the Starwood Combination and the resulting change in the size, scope and complexity of our business, the Committee completed a comprehensive review of the companies included in the custom survey that it reviews for purposes of assessing executive compensation market data. The final list of 17 comparator group companies is shown on page 45.

How We Tie Pay to Performance

The Committee believes that there should be a strong correlation between executive pay and Company performance. Therefore, the Company’s executive compensation program includes many features designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its stockholders and its executives. With these goals in mind, the Committee has implemented an executive compensation program that consists of the following key components:

•	Base Salary: Base salaries are reviewed annually and are set based on market data, internal equity, tenure and individual performance considerations.

•	Annual Incentive: For 2016, payments under the Company’s annual cash incentive program were based on achievement of a pre-established Adjusted Operating Income target and a

30	www.marriott.com/investor

combination of other financial and business operational performance measures tailored for each executive’s area of responsibility. Individual performance criteria account for no more than 15% of total target annual incentive.

•

Equity Compensation: Consistent with the Company’s pay-for-performance philosophy, the majority of each NEO’s total pay opportunity has historically been in the form of long-term equity awards. Annual stock awards for NEOs for 2016 generally consisted of an equal mix of three-year vesting PSUs, Restricted Stock Units (“RSUs”) and Stock Appreciation Rights (“SARs”). As noted above, in connection with the Starwood Combination, the Committee also granted BI-PSUs to our NEOs.

The following charts1,2 show the percentage breakdown of target total direct compensation between performance-based (i.e., target annual incentive, PSUs and SARs) and other compensation (base salary, RSUs and other) for 2016.

The following charts1.2 show the percentage breakdown of target total direct compensation among base salary, target annual incentive, and target annual equity compensation.

1	These two charts exclude pay for Mr. Marriott.
2	These two charts exclude Business Integration PSUs.

2017 Proxy Statement	31

The following graph shows the historical alignment between Company performance (measured as total stockholder return (“TSR”)) and average annual Realizable Pay (as defined below) of the CEO over 3-year rolling periods. The Company believes that this analysis strongly demonstrates that, in addition to aligning pay and performance with respect to the compensation opportunity that is awarded each year, the Company’s executive compensation program also has been effective in creating close long-term alignment between performance and the value of compensation that actually may be realized by the NEOs.

* Realizable Pay is the sum of salary paid, annual incentive earned and balances of stock awards granted over each 3-year period (including supplemental stock awards). Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of options, SARs, PSUs (valued assuming target performance) and RSUs granted during the 3-year period. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

In his role as Executive Chairman and in light of his significant ownership of our stock, Mr. Marriott is compensated primarily through his annual salary and is not eligible for annual cash incentives or equity awards. His annual salary was unchanged from 2015. Because of this arrangement, references to the NEOs’ annual compensation in the remainder of this CD&A do not pertain to Mr. Marriott unless specifically stated otherwise.

2016 Executive Compensation at a Glance

•

Base Salary: Mr. Sorenson did not receive a base salary increase as a result of the Committee’s review of external market data and its preference for not making CEO salary changes as an annual routine. Ms. Oberg received a base salary increase of 30% as a result of her promotion to EVP & CFO. Other NEOs received base salary increases as a result of the Committee’s review of external market data as well as a consideration of internal equity.

•	Annual Incentive: The annual cash incentive program resulted in an overall above target but less than maximum payout for each NEO for 2016. Specifically, the Committee noted that the

32	www.marriott.com/investor

Company achieved Adjusted Operating Income of $1,530 million, which was greater than the target achievement level of $1,515 million. In addition, the Committee approved payouts at levels that were above target for 2016 but varied among the NEOs based on: (i) room growth (except for Mr. Capuano, who has a higher maximum achievement level) and associate engagement at maximum achievement level, (ii) Company-wide RevPAR Index and Guest Satisfaction at above target achievement level, (iii) Company-wide Sales (applicable only to Ms. Linnartz) at below threshold achievement level and (iv) each NEO achieving certain key individual performance objectives.

•

Equity Compensation: In February 2016, the Committee approved awards with values at approximately the same level as the 2015 annual stock awards for Mr. Sorenson and at higher values for each of the other NEOs based on the Committee’s review of external market data, individual performance, and internal pay equity considerations. In May 2016, the Committee granted Mr. Sorenson a supplemental Business Integration PSU with a board-approved value of $2.5 million and granted each of the other NEOs a supplemental Business Integration PSU award with a value of $2 million.

•

2014-2016 PSUs: PSUs granted in 2014 were settled in early 2017 at an overall payout of 123% of target based on performance over the three-year performance period against pre-established goals for Gross Room Openings (111% of target payout), Global RevPAR Index (125%) and Net Administrative Expenses (133%).

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following NEO compensation practices for 2016:

What We Do	What We Do Not Do

✓  Executive Compensation is strongly linked to the Company’s operating and financial performance

✓  NEOs are subject to stock ownership requirements and must retain 50% of the net after-tax shares received under any equity awards until they satisfy the applicable stock ownership requirement

✓  NEOs are subject to compensation clawback requirements

✓ The Committee follows a rigorous process in determining NEO pay, including detailed review of multiple performance factors and market compensation information

✓ The Committee oversees and reviews an annual compensation risk assessment

✓ The Committee is composed solely of independent members of the Board and retains an independent compensation consultant

✓ We provide only “double trigger” change in control benefits

✓ The Company provides stockholders with an annual vote to approve, on a non-binding, advisory basis, the compensation of the NEOs

×   We do not have employment contracts

×   We do not offer defined benefit pension plans or supplemental executive retirement plans

×   We do not provide tax gross-ups

×   We do not have executive severance plans

×   We do not provide “single trigger” change in control benefits

×   We do not reprice options or SARs without stockholder approval nor do we buy out underwater options or SARs

×   We do not allow employees or directors to engage in hedging or derivative transactions related to Marriott securities

×   We do not allow NEOs to hold Company stock in margin accounts or pledge such stock as collateral for loans

×   We do not pay dividends or dividend equivalents on equity awards until they vest

2017 Proxy Statement	33

Compensation Philosophy and Objectives

Marriott is consistently recognized as a global hospitality leader. The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Each of the NEOs is a long-standing member of our senior management team. For example, J.W. Marriott, Jr. and Arne M. Sorenson have over 80 years of combined hospitality experience with the Company. They have led Marriott’s long history of delivering results for stockholders by relying on talented, hard-working employees (“associates”) who uphold the Company’s ideals and unique culture. This culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following principles:

•	There should be a strong correlation between NEO pay and Company performance. Therefore, a substantial portion of NEO pay should be tied to achieving key performance goals.

•	NEOs should be paid in a manner that contributes to long-term stockholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short- and long-term objectives. Therefore, compensation should consist of an appropriate mix of the following compensation elements: cash and non-cash, annual and multi-year, and performance-based and service-based.

•

The executive compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. Therefore, compensation should reflect market data, individual performance, and internal pay equity considerations including the ratio of the CEO’s compensation to the other NEOs’ compensation.

2016 Compensation in Detail

Base Salary

For 2016, the Human Resources Department presented to the Committee market data on base salary levels at approximately the 50th percentile for each position and recommended base salary increases of approximately 3% for Messrs. Capuano and Grissen. This was consistent with salary increases in the marketplace for NEOs and for management associates at the Company for the same period. For Ms. Linnartz management recommended a salary increase of approximately 17% after it reviewed market data and considered internal equity. For Ms. Oberg management recommended a 30% salary increase after it reviewed market data and to recognize her promotion to EVP & CFO. Mr. Sorenson did not receive a base salary increase based on the Committee’s review of external market data and the Committee’s preference for not making CEO salary changes as an annual routine. The Company’s independent compensation consultant, Pearl Meyer (the “Compensation Consultant”) reviewed and supported the recommendations which were approved by the Committee and, with respect to Messrs. Marriott and Sorenson, by the independent members of the Board.

	2016 Base Salary ($)	2015 Base Salary ($)	2015 to 2016 Increase (%)
J.W. Marriott, Jr.	3,000,000	3,000,000	0
Arne M. Sorenson	1,236,000	1,236,000	0
Anthony G. Capuano	750,000	725,000	3.5
David J. Grissen	750,000	725,000	3.5
Stephanie C. Linnartz	700,000	600,000	16.7
Kathleen K. Oberg	650,000	500,000	30.0

34	www.marriott.com/investor

Annual Incentives

To promote growth and profitability, the Company’s annual cash incentive program is based on actual performance measured against pre-established financial and business operational targets. The annual cash incentive design rewards executives for achieving annual corporate and individual performance objectives that support long-term financial and operational success.

The following graph illustrates how the aggregate annual incentives paid to the NEOs change relative to changes in the Company’s annual diluted earnings per share (“EPS”), over the past five years. EPS for 2016 reflects the increased number of shares outstanding as a result of the Starwood Combination, as well as a $386 million increase in merger-related costs attributable to the Starwood Combination.

At its February 2016 meeting, the Committee approved specific performance objectives and targets under the annual cash incentive program for 2016. In February 2017, upon review of the 2016 fiscal year’s strategic transformational achievements and financial results and taking into account the Company’s performance relative to lodging and other comparator companies, the Committee reviewed each NEO’s performance against the pre-established performance objectives to determine the actual cash incentive payments, as discussed below. All of the Committee’s decisions regarding annual cash incentives for Mr. Sorenson were subject to and received Board approval.

2017 Proxy Statement	35

As reflected in the following table, target awards under the annual cash incentive program were 150% of salary for Mr. Sorenson and 75% for the other NEOs. The Committee reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary
J.W. Marriott, Jr.	n/a
Arne M. Sorenson	150
Anthony G. Capuano	75
David J. Grissen	75
Stephanie C. Linnartz	75
Kathleen K. Oberg	75

The annual cash incentive program performance factors are intended to establish high standards consistent with the Company’s quality goals, which are achievable, but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The weighting of each performance factor varies slightly among the NEOs by position due to differences in responsibility. The table below displays the respective weightings of the relevant performance measures and the aggregate actual performance for 2016 under the annual cash incentive program.

Name	Annual Cash Incentive Program Components									Actual Payout
	Adjusted Operating Income(1)	Adjusted Operating Income - Americas	Room Growth(2)	Sales(3)	Associate Engagement(2)	RevPAR Index(2)	Guest Satisfaction(2)	Individual Achievement	Total	Percent of Target(4)
J.W. Marriott, Jr.	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Arne M. Sorenson	60	n/a	10	n/a	5	10	5	10	100	149%
Anthony G. Capuano	10	n/a	75	n/a	5	5	n/a	5	100	177%
David J. Grissen	25	25	15	n/a	5	15	5	10	100	145%
Stephanie C. Linnartz	40	n/a	n/a	20	5	15	5	15	100	124%
Kathleen K. Oberg	60	n/a	10	n/a	5	10	5	10	100	149%

(1)	The EPS component used in prior years was replaced with Adjusted Operating Income for 2016 due to the complexity involved in accurately forecasting EPS because of the Starwood merger.
(2)	Each of these factors is measured against Company-wide results except that Mr. Grissen’s components are measured against the Americas division, his primary area of responsibility.
(3)	Ms. Linnartz’s cash incentive plan includes a global sales component, a major area of responsibility for her.
(4)	We report the potential payouts under the annual cash incentive program for 2016 in dollars in the Grants of Plan-Based Awards for Fiscal 2016 table, and the actual amounts earned under the annual cash incentive program for 2016 in dollars in the Summary Compensation Table following the CD&A.

The performance factors for each NEO under the annual cash incentive program for 2016 are described following the Grants of Plan-Based Awards for Fiscal 2016 on page 49. At the time the performance goals were established, it was not certain exactly when during the year the Starwood Combination would close. Therefore, each performance factor was based on Legacy Marriott operations and excluded the effect of the Starwood merger and Starwood’s effect on our operations and results for the year, except for the individual performance objectives.

36	www.marriott.com/investor

The graph below sets forth the Company’s performance, compared to target, for the Company-wide performance goals applicable to our NEOs under the annual cash incentive program for 2016 compared to 2015. The graph also reflects the percentage weighting of each such performance goal for the CEO under his annual cash incentive program.

*For the Americas Division, 2016 Adjusted Operating Income achievement versus target was 99.5%.

Long-Term Incentive Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis to help link NEO pay to long-term Company performance and to align the interests of NEOs with those of stockholders. The Committee approved 2016 annual equity awards with values that were slightly lower than 2015 for Mr. Sorenson and slightly higher for each of the other NEOs who received equity awards in 2015 based on the Committee’s review of external market data, individual performance, and internal pay equity considerations.

	2016 Target Grant Date Fair Value of Annual Stock Awards ($)	2015 Target Grant Date Fair Value of Annual Stock Awards ($)	2015 to 2016 Change (%)
J.W. Marriott, Jr.	n/a	n/a	n/a
Arne M. Sorenson	5,664,173	5,830,347	-3
Anthony G. Capuano	2,947,093	2,701,071	9
David J. Grissen	2,360,050	2,283,699	3
Stephanie C. Linnartz	1,933,851	n/a*	n/a*
Kathleen K. Oberg	1,699,425	n/a*	n/a*

*2016 is the first year Mses. Linnartz and Oberg received stock awards as NEOs.

The NEOs’ stock awards for 2016 were granted on February 22, 2016, in an equal mix (based on the grant date fair value) of RSUs vesting ratably over three years, SARs vesting ratably over three years and PSUs vesting after three years, with the exception of Mr. Capuano. Mr. Capuano’s annual stock award for 2016 consisted of a grant of PSUs, RSUs and SARs in the same form and manner as the other NEOs as well as a separate grant of RSUs which remain unvested until the third anniversary of the grant date, at which time they vest in full assuming Mr. Capuano remains continuously

2017 Proxy Statement	37

employed during that period. This separate RSU award had a grant value approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2015. The Committee established the separate RSU award based on Mr. Capuano’s most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities and performance. By also imposing three-year cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of stockholders.

PSUs

PSUs are restricted stock units that may be earned after three years based on achievement of pre-established targets for RevPAR Index, gross room openings, and net administrative expenses over a three-year period, with one-third of the target number of shares subject to each performance measure. These three financial and operating metrics (the same measures that were selected for the 2015-2017 PSU performance period) were selected by the Committee because they reflect management efforts that are directly tied to the long-term strength of our brands, as opposed to other performance measures that are more prone to be impacted by economic or other factors beyond our executives’ control. We believe these are key drivers of long-term value creation. For the 2016-2018 PSU performance period, the performance measures are:

•

RevPAR Index: Although RevPAR Index is a component under the annual cash incentive program as described above, the Committee determined that longer-term goals for RevPAR Index, which measures performance relative to the Company’s competitors, should be included to reflect our executives’ longer term accomplishments in both driving traffic to and maintaining quality at our hotels.

•

Gross Room Openings: Gross room openings includes the total number of system-wide, managed, franchised and owned/leased rooms added to our system, excluding rooms added through merger and acquisition activity, and reflects our executives’ achievements in attracting financing and owner/franchisee interest in our brands over those of our competitors.

•

Net Administrative Expense Growth: Net administrative expense measures our operating efficiency through our ability to control certain expenses, including direct and indirect expenses, unrecovered expenses, development expenses, and architecture and construction expenses, but excluding costs for mergers and acquisitions.

For each of the three metrics, NEOs can receive 50% of the target PSU award level if performance is at least threshold and up to 150% of the target PSU award level if performance is above target. PSUs do not accrue dividend equivalents or pay dividends until they vest and shares are issued. The Committee approved the performance goals, which are competitively sensitive, at levels that are consistent with our strong historical performance and with internal forecasts at the time of grant, which indicated that target performance would be difficult, but attainable. It is also reasonably possible that awards could fall to zero or rise to maximum achievement levels. The goals were set disregarding any impact of the potential Starwood merger, except for the Net Administrative Expense Growth Component for which the Committee considered the expenses of the combined companies.

38	www.marriott.com/investor

In February 2017, the PSUs granted for the 2014-16 performance period (the first such awards of this type) were settled at an overall payout of 123% of target, based on performance over the three-year performance period against pre-established goals for Gross Room Openings (111% of target payout), Global RevPAR Index (125%) and Global Net Administrative Expenses (133%). The target and results for each component relative to target are shown in the graph below.

Supplemental Stock Awards

Supplemental stock awards tend to be infrequent and may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions or assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. In May 2016, the Committee granted Mr. Sorenson a supplemental BI-PSU with a board-approved value of $2.5 million and granted each of the other NEOs a supplemental BI-PSU award with a value of $2 million, each of which were contingent on the closing of the Starwood merger. These BI-PSU awards are designed to tie an element of our executives’ compensation directly to the success of the transformational Starwood Combination and to recognize their additional responsibilities during the integration of Starwood.

The BI-PSU awards may be earned after three years based on achievement of three pre-established targets, with one-third of the target number of shares subject to each performance measure. These three financial and operating metrics were selected by the Committee because they are directly tied to specific goals that we believe are key drivers to realizing the benefits of the Starwood Combination and creating long-term value. The BI-PSU award measures are:

•

Management Synergies and Cost Savings: This performance criterion is based on our goal of realizing $257 million in overall management synergies and cost savings from integration of Starwood (excluding costs related to the transaction and certain one-time integration costs).

•

Hotel Revenue Synergies: This performance criterion is based on our goal of improved branding and marketing synergies through the Starwood Combination, based on the extent to which Starwood brand RevPAR Index improves on a relative basis. The BI-PSUs are tied only to Starwood brands because previously granted PSU awards already are contingent on RevPAR Index performance for Legacy Marriott brands.

•

Hotel Margin Synergies: This performance criterion is based on our goal of building upon the strength of the Starwood and Legacy Marriott brands to drive performance for our hotel owners and will be measured on the improvement in gross house profit margin for 2017 and 2018 combined.

2017 Proxy Statement	39

For each of the three metrics, NEOs can receive 50% of the target PSU award level if performance is at least threshold and up to 150% of the target PSU award level if performance is above target. The Committee established stringent performance thresholds for each performance measure. For example, no shares will be earned based on the Management Synergies goal if cost savings do not reach at least $232 million. The Committee determined that, based on our strong historical performance and internal forecasts at the time of grant, the target performance goals are expected to be difficult, but attainable. PSUs do not accrue dividend equivalents or pay dividends until they vest and shares are issued.

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed black-out periods.

Executives derive value from their SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Executives also may participate in the same Company-wide plans and programs offered to all eligible employees. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits are paid for or subsidized by the Company for all eligible employees such as the 401(k) Company match, certain group medical and dental benefits, $50,000 Company-paid life insurance, business travel accident insurance and tuition reimbursement.

40	www.marriott.com/investor

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the EDC, NEOs may defer payment and income taxation of a portion of their salary and annual cash incentive. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 4.5% for 2016), which is explained in the discussion of Nonqualified Deferred Compensation for Fiscal Year 2016 below.

The Company may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts. The match is intended to provide the NEOs (and other highly-paid associates) with matching contributions that are similar to matching contributions that would have been made under the Company’s tax-qualified section 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. For 2016, for NEOs and other senior executives, the Board approved a 75% match on up to the first 3% of eligible compensation deferred by the participant, and a 50% match on up to the next 3% of eligible compensation deferred, under the EDC for 2016. The Board has discretion to adjust the actual match allocation based on fiscal year financial results, but did not make an adjustment for 2016.

The Company also may make an additional discretionary contribution to the NEOs’ EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There have been no additional discretionary contributions for the NEOs in several years, including 2016.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC. The Committee believes that, with these carefully structured benefits, the NEOs are better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that stockholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

Under these arrangements, if an NEO is terminated by the Company (other than for the executive’s misconduct) or the executive resigns for good reason (as defined under the Stock Plan) during the period beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will immediately vest in all unvested equity awards (including at the target performance level for PSUs) and EDC balances, subject to plan terms. In those circumstances, all SARs will remain exercisable until the earlier of the original expiration date of the awards or twelve months (or in the case of an approved retiree, five years) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, subject in certain cases to a six-month delay under Section 409A of the Internal Revenue Code. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s date of termination in connection with or following a change in control.

2017 Proxy Statement	41

The Company does not provide for tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Potential Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards, unvested EDC accounts and cash incentive payments that each NEO would receive if subject to an involuntary termination of employment in connection with a change in control.

Compensation Process and Policies

2016 “Say-on-Pay” Advisory Vote on Executive Compensation and Stockholder Engagement

At the Company’s 2016 Annual Meeting, stockholders once again expressed substantial support for the compensation of our NEOs with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote on our 2015 NEO compensation. During 2016, the Committee also sought comments from some of the Company’s largest institutional stockholders. The Committee also reviewed with its Compensation Consultant, the elements and mix of annual and long-term executive officer compensation, the peer group, and the long-term effectiveness of the Company’s compensation programs. Based on the foregoing, the Committee determined that the structure and operation of the executive compensation program have been effective in aligning executive compensation with long-term stockholder value, and therefore determined to maintain the basic structure of the program.

Stock Ownership Policies

The Company reinforces its performance-based and long-term philosophy through its stock ownership policy which requires that, within five years of becoming subject to the policy, each NEO own Company stock with a total value equal to a multiple of between three to six times his or her individual salary grade midpoint. Each NEO is in compliance with this policy, including Ms. Linnartz and Ms. Oberg who have several years to meet the minimum ownership threshold. Mr. Marriott is not included in the table below because he beneficially owns over 10% of the Company’s outstanding shares and thus significantly exceeds his ownership requirement.

  Holdings as of 1/31/17 as a multiple of the salary grade midpoint using a stock price of $84.60.

We have adopted a number of related policies that further reflect alignment with long-term stockholder value.

•	Executive officers and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the required stock ownership levels.

42	www.marriott.com/investor

•	The Company prohibits all associates and directors from engaging in short sale transactions or entering into any other hedging or derivative transaction related to Marriott stock or securities.

•

PSUs and RSUs do not provide for accelerated distribution of shares upon retirement to ensure that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Clawbacks

In addition to the compensation clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Company’s Stock Plan includes a separate clawback provision that applies to all equity awards issued to all of the NEOs. Under the Stock Plan, the Company has the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of Company stock under PSUs, RSUs or other stock awards if the executive engages in criminal or tortious conduct that is injurious to the Company or engages in competition with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement. The Company continues to monitor the SEC’s rulemaking for the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including its proposed rule and form amendments published in the Federal Register on July 1, 2015, and will modify its executive compensation program accordingly when final rules go into effect.

The Compensation Committee

In designing and determining 2016 NEO pay, the Committee considered recommendations from the Company’s Executive Vice President, Global Chief Human Resources Officer and from Mr. Sorenson with regard to the compensation of the NEOs other than himself and Mr. Marriott, as well as the advice and recommendations of the Compensation Consultant. The Committee also obtained input and approval from the full Board, with the independent directors meeting in executive session, regarding the compensation packages for Messrs. Marriott and Sorenson.

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the mix or levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs, and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, Company and individual performance against internal targets as well as performance of competitors, competitive recruiting and retention pressures, internal pay equity and succession and development plans.

The Committee also reviews total pay opportunity for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. In reviewing

2017 Proxy Statement	43

relevant market data, the Committee may utilize discretion in determining the relevance of each compensation survey. For 2016, because the surveys do not reflect a comparable position for Mr. Capuano, our Executive Vice President and Global Chief Development Officer, the Committee considered multiple factors, including a review of publicly-disclosed compensation data for development and real estate executives at other hotel companies, internal pay equity and Mr. Capuano’s historical contributions to the Company and his experience in the Marriott development organization.

This review of total pay opportunity is designed as a market check to align the potential range of total direct compensation outcomes with our long-term performance expectations and actual results. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical and annual business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total stockholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Independent Compensation Consultant

The Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing executive compensation survey data to the Company as described below, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

Market Data

The external market data utilized by the Company for 2016 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company considers the results of the revenue-based surveys as well as those of the custom survey, in terms of total pay and each component of pay. The Committee also considers compensation practices at select lodging companies. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue ranging from $10 billion to $20 billion, reflecting the Company’s size at the start of 2016. For 2016, the surveys were the CHiPS Executive & Senior Management Total Compensation Survey, the Hewitt TCM General Industry Executive Total Compensation Survey, the Towers Watson CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of

44	www.marriott.com/investor

Long-Term Incentives. The same set of surveys was also referenced last year. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are a limited number of U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee selected appropriate comparator group companies from a broad universe of companies that compete with Marriott for executive talent, are of similar size in annual revenue and have a similar focus on marketing, e-commerce, consumers and brand image even if they do not compete directly in the lodging business. The Committee reviews the comparator group annually for potential changes (e.g. due to mergers and acquisition activity or changes in company size and business mix), but does not generally anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year. However, given the transformational nature of the Starwood merger and resulting change in size, scope, and complexity of the business, the Committee completed a comprehensive review of the custom peer group during 2016. The final list of 17 comparator group companies is shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2016 Revenues (1) as of the Fiscal Year-End		Market Capitalization(1) as of December 31, 2016		Enterprise Value(1) as of December 31, 2016		Number of Employees
Lodging Companies
Hilton Worldwide Holdings, Inc	$11,663		$26,874		$36,218		169,000
Hyatt Hotels Corp	4,429		7,229		8,260		45,000
Wyndham Worldwide Corp	5,599		8,063		11,239		37,800
Other Hotel, Restaurant & Leisure Companies
Carnival Corp	16,389		37,324		46,175		95,100
Las Vegas Sands Corp	11,410		42,461		51,247		49,000
McDonald’s Corp	24,622		99,725		124,457		375,000
MGM Resorts International	9,455		16,552		31,910		52,000
Royal Caribbean Cruises Ltd	8,496		17,605		26,860		66,000
Starbucks Corp	21,316		79,071		80,417		254,000
Other Retail & Consumer Branded Companies
Best Buy Company, Inc	39,403		13,642		11,086		125,000
Macy’s Inc	25,778		8,852		14,425		157,900
Nike, Inc	32,376		92,880		89,478		70,700
The TJX Companies, Inc	33,184		48,410		47,165		216,000
The Walt Disney Company	55,632		148,576		168,214		195,000
E-Commerce Companies
eBay, Inc	8,979		32,273		34,084		12,600
Expedia, Inc	8,774		16,996		19,847		20,075
The Priceline Group, Inc	10,743		72,113		74,951		18,500

Marriott International, Inc(2)	17,072		31,923		39,571		226,500
Percentile Rank	57	th	49	th	52	nd	89	th

Source: Bloomberg

(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt and preferred stock, less cash and cash equivalents.
(2)	Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher. Similarly, the number of employees is shown as reflected in our annual report. Including employees working at franchised and certain third-party owned hotels, our system has over 675,000 employees.

2017 Proxy Statement	45

The following companies were removed from the prior peer group because following the Company’s merger with Starwood, they are smaller in size and/or they do not directly compete with the Company. Starwood was removed from the peer group because of the merger.

Campbell Soup	Estee Lauder	Kellogg	Yum! Brands
Colgate-Palmolive	General Mills	Nordstrom
Darden Restaurants	Hertz	Wynn Resorts

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid annually to any NEO except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee has taken steps that are designed to conform with the requirements under Section 162(m) so that payments under the annual cash incentive program and compensation attributable to PSUs, RSUs and SARs granted in 2016 may qualify as deductible compensation under Section 162(m). For these purposes, payments under certain components of the annual cash incentive program are conditioned on achieving Adjusted Operating Income of $1,212 million for 2016, a threshold established to support our compensation objectives with a meaningful level of cash flow. Actual Adjusted Operating Income of $1,530 million exceeded the threshold. Although the Committee designed certain awards to satisfy those requirements, because deductibility under Section 162(m) is determined under a set of standards which may be subject to different interpretations in application, we cannot be certain that compensation intended by the Committee to satisfy the deductibility requirements under Section 162(m) will in fact be deductible.

We preserve the ability to manage our compensation programs to meet the objectives of our executive compensation philosophy and a variety of other corporate objectives, such as equity dilution management, workforce planning, and customer satisfaction. For this reason, the Committee has discretion to make awards of compensation which will not qualify for the performance-based exception when appropriate.

Risk Considerations

The Committee considered risk in determining 2016 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive plans include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

46	www.marriott.com/investor

•	The mix of short- and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•

PSUs are subject to relative and absolute performance measures that are directly tied to executives’ individual performance and the strength of our brands over a three-year period, which balances the annual cash incentive focus on near-term results.

•

Annual stock awards are generally granted as an equal mix of PSUs, RSUs, and SARs that generally vest over or after at least 3 years, which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market also taking into consideration the Company’s relative performance.

•	The NEOs are subject to compensation clawback provisions (as discussed above).

•	Stock ownership requirements align the long-term interests of NEOs with the interests of stockholders.

•	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

2017 Proxy Statement	47

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table presents the compensation we paid in fiscal years 2014, 2015 and 2016 to our Chief Executive Officer, our Chief Financial Officer, our Executive Chairman and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)(3)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
J.W. Marriott, Jr.	2016	3,000,000	0	0	0	455,752	201,864	3,657,616
Executive Chairman	2015	3,000,000	0	0	0	434,283	194,016	3,628,299
	2014	3,000,000	0	0	0	320,816	201,750	3,522,566
Arne M. Sorenson	2016	1,236,000	6,010,081	2,000,062	2,756,527	90,184	205,524	12,298,378
President and Chief Executive Officer	2015	1,236,000	3,830,311	2,000,036	3,626,919	75,740	206,411	10,975,417
	2014	1,236,000	7,936,137	2,000,046	3,553,500	49,179	117,974	14,892,836
Anthony G. Capuano	2016	750,000	4,158,052	666,709	994,725	15,128	53,701	6,638,315
Executive Vice President and Global Chief Development Officer	2015	725,000	2,101,005	600,065	1,078,873	13,922	44,169	4,563,034
	2014	663,062	1,876,794	533,352	967,275	9,976	40,083	4,090,542
David J. Grissen	2016	750,000	3,404,381	833,337	814,425	97,037	69,768	5,968,948
Group President	2015	725,000	1,500,304	783,395	898,566	86,410	65,241	4,058,916
	2014	700,003	1,387,328	741,707	802,764	59,501	46,347	3,737,650
Stephanie C. Linnartz	2016	700,000	3,144,810	666,709	650,510	0	21,716	5,183,745
Global Chief Marketing and Commercial Officer
Kathleen K. Oberg	2016	650,000	2,977,048	600,045	724,815	11,806	37,237	5,000,951
Executive Vice President and Chief Financial Officer

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under certain Company employee benefit plans.
(2)	The value reported for Stock Awards and SAR Awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for fiscal years 2014 through 2016. For additional information on 2016 awards, see the Grants of Plan-Based Awards for Fiscal 2016 table, below.
(3)	Approximately two-thirds of the value reported in this column for Mr. Sorenson in 2016, and three-fourths of the value reported for the other NEOs (disregarding Mr. Capuano’s separate RSU described in the CD&A) represents the value of PSUs at the grant date based upon target performance. Assuming that the highest level of performance conditions will be achieved for all PSUs, the grant date fair values of the PSUs included in the 2016 Stock Awards column for Messrs. Sorenson, Capuano and Grissen, and Mses. Linnartz and Oberg would be $6,227,099, $3,755,714, $3,944,895, $3,755,714 and $3,629,054 respectively. Mr. Sorenson’s 2014 stock awards include a supplemental PSU that the Committee granted Mr. Sorenson in recognition of his accomplishments since becoming CEO, including the Company’s strong 2014 performance.
(4)	This column reports all amounts earned under the Company’s annual cash incentive program during the fiscal year, which were paid in February of the following fiscal year unless deferred under certain Company employee benefit plans.
(5)	The values reported equal the earnings credited to accounts in the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”) to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2016.”
(6)	All Other Compensation consists of Company contributions to the Company’s qualified 401(k) plan, Company contributions to the EDC and perquisites and personal benefits including personal use of the Company jet, spousal accompaniment while on business travel and rooms, food and beverages at Company-owned, operated or franchised hotels while on personal travel and use of other hotel-related services such as golf and spa facilities at Company-managed properties. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each NEO for the fiscal year. The following table identifies the total amount the Company contributed to each NEO’s qualified 401(k) plan and non-qualified EDC for fiscal year 2016. It also specifies values for perquisites and personal benefits for each NEO that comprise more than the greater of 10% of his aggregate perquisites or personal benefits or $25,000.

48	www.marriott.com/investor

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Other ($)
Mr. Marriott	7,950	112,500	81,414	—
Mr. Sorenson	7,950	182,359	—	15,215
Mr. Capuano	7,950	16,875	—	28,876
Mr. Grissen	7,950	61,818	—	—
Ms. Linnartz	7,950	—	—	13,766
Ms. Oberg	7,950	29,287	—	—

The value of the personal use of the Company jet is the sum of allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year. Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third-party aircraft management company.

Grants of Plan-Based Awards for Fiscal 2016

The following table presents the plan-based awards granted to the NEOs in 2016.

Name	Grant Date(1)	Board Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other SAR Awards: (Number of Securities Underlying SARs) (#)	Exercise or Base Price ($/sh)	Grant Date Fair Value of Stock/ SAR Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Marriott			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Mr. Sorenson
Cash Incentive			417,150	1,854,000	3,708,000	—	—	—	—	—	—	—
PSU	2/22/16	2/11/16	—	—	—	14,958	29,916	44,874	—	—	—	1,805,431
BI-PSU	5/6/16	5/6/16	—	—	—	18,138	36,276	54,414	—	—	—	2,345,969
RSU	2/22/16	2/11/16	—	—	—	—	—	—	29,916	—	—	1,858,681
SAR	2/22/16	2/11/16	—	—	—	—	—	—	—	91,536	66.86	2,000,062
Mr. Capuano
Cash Incentive			316,406	562,500	1,125,000	—	—	—	—	—	—	—
PSU	2/22/16	2/10/16	—	—	—	4,986	9,972	14,958	—	—	—	626,142
BI-PSU	5/5/16	5/5/16	—	—	—	14,402	28,803	43,205	—	—	—	1,877,668
RSU	2/22/16	2/10/16	—	—	—	—	—	—	9,972	—	—	641,000
RSU	2/22/16	2/10/16	—	—	—	—	—	—	16,137	—	—	1,013,242
SAR	2/22/16	2/10/16	—	—	—	—	—	—	—	30,513	66.86	666,709
Mr. Grissen
Cash Incentive			119,531	562,500	1,125,000	—	—	—	—	—	—	—
PSU	2/22/16	2/10/16	—	—	—	6,233	12,465	18,698	—	—	—	752,263
BI-PSU	5/5/16	5/5/16	—	—	—	14,402	28,803	43,205	—	—	—	1,877,668
RSU	2/22/16	2/10/16	—	—	—	—	—	—	12,465	—	—	774,450
SAR	2/22/16	2/10/16	—	—	—	—	—	—	—	38,139	66.86	833,337
Ms. Linnartz
Cash Incentive			131,250	525,000	1,050,000	—	—	—	—	—	—	—
PSU	2/22/16	2/10/16	—	—	—	4,986	9,972	14,958	—	—	—	626,142
BI-PSU	5/5/16	5/5/16	—	—	—	14,402	28,803	43,205	—	—	—	1,877,668
RSU	2/22/16	2/10/16	—	—	—	—	—	—	9,972	—	—	641,000
SAR	2/22/16	2/10/16	—	—	—	—	—	—	—	30,513	66.86	666,709
Ms. Oberg
Cash Incentive			109,688	487,500	975,000	—	—	—	—	—	—	—
PSU	2/22/16	2/10/16	—	—	—	4,488	8,976	13,464	—	—	—	541,702
BI-PSU	5/5/16	5/5/16	—	—	—	14,402	28,803	43,205	—	—	—	1,877,668
RSU	2/22/16	2/10/16	—	—	—	—	—	—	8,976	—	—	557,678
SAR	2/22/16	2/10/16	—	—	—	—	—	—	—	27,462	66.86	600,045

(1)

“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other SAR Awards columns. The Committee approved the annual stock awards for Messrs. Capuano and Grissen and Mses. Linnartz and Oberg at its February 10, 2016 meeting, and the

2017 Proxy Statement	49

Board approved the annual stock awards for Mr. Sorenson at its February 11, 2016 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was February 22, 2016, the second trading day following the release of the Company’s 2015 earnings. The Committee approved the BI-PSU awards for Messrs. Capuano and Grissen and Mses. Linnartz and Oberg at its May 5, 2016 meeting, and the Board approved the BI-PSU award for Mr. Sorenson at its May 6, 2016 meeting.

(2)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive program.
(3)	These columns report the number of shares issuable under PSUs granted to the NEOs for the 2016-2018 performance period. Annual PSUs reported in these columns are conditioned on the achievement over a three-year performance period of RevPAR Index, Gross Room Openings and Net Administrative Expense goals, with threshold representing 50% of the target number of shares and maximum representing 150% of target. For these PSUs, one-third of the target number of shares is subject to each performance objective, with otherwise identical terms. BI-PSUs reported in these columns are conditioned on the achievement over a three-year performance period of Management Synergies, Hotel Revenue Synergies and Hotel Margin Synergies respectively, with threshold representing 50% of the target number of shares and maximum representing 150% of target. For these BI-PSUs, one-third of the target number of shares is subject to each performance objective, with otherwise identical terms.
(4)	The value reported for Stock Awards and SAR awards is the aggregate grant date fair value of the awards granted in 2016 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in the Company’s Form 10-K for the fiscal year 2016.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of PSUs, RSUs and SARs granted under the Stock Plan to each NEO during the 2016 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the annual cash incentive program for 2016, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2016.

Annual Incentives. The Compensation Committee carefully evaluates rigorous performance factors for each NEO under the annual cash incentive program. The performance factors used for 2016 are described below.

•

Adjusted Operating Income: The Company typically places a heavy emphasis on EPS as a performance measure because EPS is an important indicator of Company profitability and aligns the interests of management with those of stockholders. However, due to the inability to accurately forecast and track EPS due to the potential Starwood merger for 2016, the Company replaced the EPS component with Adjusted Operating Income.

The Company established the Adjusted Operating Income target primarily through an extensive annual budgeting process whereby each hotel and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering external market factors such as global and domestic economic forecasts, and lodging industry outlook, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The Board reviewed and approved the budget in February 2016. Considering these factors, the Committee set the Adjusted Operating Income target for 2016 at a level that the Committee believed was achievable but not certain to be met, which was $1,515 million. This target was approximately 12% higher than the Company’s Adjusted Operating Income for 2015 of $1,348 million. For 2016, the Committee established the following payout scale for Adjusted Operating Income performance:

Adjusted Operating Income Achievement vs. Target	Incentive Award	Payout as % of Target*
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
105% and Above	Maximum Payment	200%

*	If the achievement falls between two of the stated performance levels, the incentive payment is interpolated between the corresponding incentive levels.

50	www.marriott.com/investor

The Company’s Adjusted Operating Income for 2016 was $1,530 million, which resulted in above target but below maximum achievement level and payout.

For Mr. Grissen, in addition to Adjusted Operating Income, his financial performance objectives included Adjusted Operating Income from the Americas division, his primary area of responsibility. The Americas Adjusted Operating Income target was $1,436 million and the result was $1,429 million, corresponding with a slightly below target achievement level and payout.

•

Room Growth: Assessment of room growth is based on a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. The room growth target was reviewed and approved by the Board in February 2016 at a level above 2015 targets but which recognized that 2015 was a record year for room signings. This target level is based on an extensive annual budgeting process whereby a budget was developed for each geographic region that was identified for potential growth (excluding rooms that were to be added through the Starwood Combination) and was consolidated and finalized by the Company’s Lodging Development Department after consideration of external market factors such as global and domestic economic forecasts and lodging industry outlook. For Mr. Grissen, this same process is followed to establish the room growth target for the Americas division.

For each NEO except Mr. Capuano, achievement of less than the target results in no component payout, and for Mr. Capuano achievement of 59% of the target results in a threshold component payout. Maximum payout is achieved at achievement of 118% of the room growth target for each NEO other than Mr. Capuano, for whom maximum is achievement of 176% of target. The Committee established a wider performance and payout range for Mr. Capuano to more accurately measure and incentivize him for achieving growth goals. For 2016, the net present value of rooms approved for development significantly exceeded each NEO’s target performance level.

•

Sales: Assessment of sales is measured by percentage point difference between the actual growth rate over the prior year versus the budgeted growth percentage for global constant dollar RevPAR. For 2016, the Company’s results were below threshold performance level, resulting in no payout.

•

Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third-party) as compared against external benchmark results provided by the third-party company. For 2016, the Company exceeded the “Best Employer” benchmark, which resulted in a maximum achievement level and payout. The Americas division was slightly below the “Best Employer” benchmark but significantly above the “Consumer Services” benchmark, which resulted in an above target but below maximum payout.

•

RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index measures each hotel’s RevPAR against the RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. RevPAR Index is an industry-specific measure of relative performance. Worldwide RevPAR Index is a weighted average of the RevPAR Index of all our hotels (or all hotels in the Americas for Mr. Grissen) except for such hotels that recently opened, recently underwent a significant renovation, or had incomplete competitive reporting. In order for any payout to occur, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100. A score above 100 indicates that the Company has a premium RevPAR relative to its competitors. RevPAR Index must reflect an

2017 Proxy Statement	51

increase over prior year RevPAR Index results to exceed target component payout. Since the Company’s historical positioning relative to competitors has been strong, year-over-year increases in RevPAR Index indicate additional improvements in relative performance. For 2016, the Company and the Americas division achieved an overall RevPAR Index score above 100 and a year-over-year increase of 0.5 points and 0.2 points, respectively, resulting in an above target but below maximum payout.

•

Guest Satisfaction: Assessment of Guest Satisfaction is based on Company-wide guest satisfaction survey results for the year, of the Americas division for Mr. Grissen, compared with pre-established goals. Company-wide results are based on a compilation of survey results from numerous satisfaction surveys across the Company’s brands. The annual goals are designed to be difficult to accomplish and not certain to be met. For 2016, each of the NEOs achieved guest satisfaction scores that corresponded with an above target but below maximum payout.

•

Individual Achievement: Each year the Company sets specific, individual performance objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his or her unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s management objectives). The management objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of management objectives are: successfully complete the Starwood merger; execute brand distinction strategy; achieve enhancements in rewards program; and execute agreements in support of continued growth.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the management objectives. The management objectives are not assigned specific weightings and may be modified by the Committee during the performance period if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above-target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. No payments are made if performance is below threshold expectations. For each of the five years preceding 2016, the NEOs received award levels varying from above-target to a maximum payout for individual achievement reflecting consistently strong performance in recent years. For 2016, each NEO achieved key individual objectives, including operations objectives such as the initiatives identified above, resulting in an above-target to maximum payout under this criteria.

Annual Equity Awards. Annual SAR and RSU grants under the Stock Plan typically vest 33% on each of the first 3 anniversaries of their grant date, contingent on continued employment with the Company. Annual PSU grants under the Stock Plan typically vest following the end of a 3-year performance period based on the achievement of pre-established performance measures. As described in the discussion of Annual Stock Awards in the CD&A, Mr. Capuano received an additional grant of RSUs. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. In addition, under the terms of their RSU awards, NEOs do not receive an accelerated distribution of shares upon retirement from the Company, but must continue to wait for the

52	www.marriott.com/investor

scheduled distribution dates following retirement as specified in their awards. The Company believes that these provisions serve its objectives of retention and aligning the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest (in the case of PSUs and RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Business Integration Awards. As discussed in the CD&A, in May 2016, the Committee granted BI-PSU awards to the NEOs with grant date target values reflected in the table above and providing for distribution of the underlying Marriott stock, if the Starwood merger transaction closed, based on achievement of three equally-weighted performance objectives.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table shows information about outstanding Company SARs, RSUs and PSUs at December 31, 2016, our fiscal year-end. This table also includes Marriott Vacations Worldwide (“MVW”) stock awards resulting from adjustments to the Company stock awards for the spin-off of the Company’s timeshare business in 2011, and reflects adjustments to the exercise price of options and SARs resulting from the spin-off. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 30, 2016 of the Company’s Class A common stock, which was $82.68. The Intrinsic Value and Market Value figures for the MVW stock awards are based on the closing price of MVW’s common stock (traded on the New York Stock Exchange under ticker symbol VAC) as of December 30, 2016, which was $84.85. The reported Grant Dates for the MVW stock awards are the same as the grant dates for the related Company stock awards.

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Marriott	2/19/08	MAR SARs	335,467	—		33.4986	2/19/18	16,498,737	—	—		—
	2/19/08	MVW SARs	44,730	—		20.4142	2/19/18	2,882,213	—	—		—
	2/16/10	MAR SARs	278,588	—		25.4397	2/16/20	15,946,461	—	—		—
	2/16/10	MVW SARs	27,858	—		15.5031	2/16/20	1,931,866	—	—		—
	2/17/11	MAR SARs	190,236	—		38.4942	2/17/21	8,405,730	—	—		—
	2/17/11	MVW SARs	19,023	—		23.4585	2/17/21	1,167,851	—	—		—

Mr. Sorenson	2/12/07	MVW SARs	8,840	—		28.1628	2/12/17	501,115	—	—		—
	2/19/08	MAR SARs	143,916	—		33.4986	2/19/18	7,077,990	—	—		—
	2/19/08	MVW SARs	14,391	—		20.4142	2/19/18	927,296	—	—		—
	2/17/09	MAR SARs	187,008	—		13.8085	2/17/19	12,879,521	—	—		—
	2/17/09	MVW SARs	18,700	—		8.415	2/17/19	1,429,335	—	—		—
	2/16/10	MAR SARs	155,040	—		25.4397	2/16/20	8,874,536	—	—		—
	2/16/10	MVW SARs	15,504	—		15.5031	2/16/20	1,075,154	—	—		—
	2/17/11	MAR SARs	126,824	—		38.4942	2/17/21	5,603,820	—	—		—
	2/17/11	MVW SARs	12,682	—		23.4585	2/17/21	778,567	—	—		—
	2/21/12	MAR SARs	225,228	—		34.67	2/21/22	10,813,196	—	—		—
	2/22/13	MAR SARs	171,756	57,252	(1)	39.27	2/22/23	7,455,928	2,485,309	—		—
	2/24/14	MAR SARs	78,944	39,472	(1)	53.25	2/24/24	2,323,322	1,161,661	—		—
	2/23/15	MAR SARs	25,681	51,362	(1)	82.67	2/23/25	257	514	—		—
	2/22/16	MAR SARs	—	91,536	(1)	66.86	2/22/26	—	1,448,100	—		—
		MAR RSUs	—	—		—		—	—	77,665	(2)	6,421,342
		MAR PSUs	—	—		—		—	—	37,560	(3)	3,105,461
		MAR PSUs	—	—		—		—	—	89,683	(4)	7,414,990
		MAR PSUs	—	—		—		—	—	29,916	(5)	2,473,455
	5/6/16	MAR PSUs	—	—		—		—	—	36,276	(6)	2,999,300

2017 Proxy Statement	53

Name	Grant Date	Award Type	SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised SARs: Exercisable/ Unexercisable (#)			SAR Exercise Price ($)	SAR Expiration Date	SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Mr. Capuano	2/21/12	MAR SARs	32,762	—		34.67	2/21/22	1,572,904	—	—		—
	2/22/13	MAR SARs	30,536	15,268	(1)	39.27	2/22/23	1,325,568	662,784	—		—
	2/24/14	MAR SARs	21,052	10,526	(1)	53.25	2/24/24	619,560	309,780	—		—
	2/23/15	MAR SARs	7,705	15,410	(1)	82.67	2/23/25	77	154	—		—
	2/22/16	MAR SARs	—	30,513	(1)	66.86	2/22/26	—	482,716	—		—
		MAR RSUs	—	—		—		—	—	67,909	(7)	5,614,716
		MAR PSUs	—	—		—		—	—	10,017	(3)	828,206
		MAR PSUs	—	—		—		—	—	7,260	(4)	600,257
		MAR PSUs	—	—		—		—	—	9,972	(5)	824,485
	5/5/16	MAR PSUs	—	—		—		—	—	28,803	(6)	2,381,432
Mr. Grissen	8/7/08	MAR SARs	28,912	—		25.8827	8/7/18	1,642,124	—	—		—
	2/16/10	MAR SARs	96,900	—		25.4397	2/16/20	5,546,585	—	—		—
	2/17/11	MAR SARs	39,636	—		38.4942	2/17/21	1,751,348	—	—		—
	2/21/12	MAR SARs	35,972	—		34.67	2/21/22	1,727,016	—	—		—
	2/22/13	MAR SARs	50,097	16,699	(1)	39.27	2/22/23	2,174,711	724,904	—		—
	2/24/14	MAR SARs	29,276	14,638	(1)	53.25	2/24/24	861,593	430,796	—		—
	2/23/15	MAR SARs	10,059	20,118	(1)	82.67	2/23/25	101	201	—		—
	2/22/16	MAR SARs	—	38,139	(1)	66.86	2/22/26	—	603,359	—		—
		MAR RSUs	—	—		—		—	—	28,997	(8)	2,397,472
		MAR PSUs	—	—		—		—	—	13,929	(3)	1,151,650
		MAR PSUs	—	—		—		—	—	9,477	(4)	783,558
		MAR PSUs	—	—		—		—	—	12,465	(5)	1,030,606
	5/5/16	MAR PSUs	—	—		—		—	—	28,803	(6)	2,381,432
Ms. Linnartz	2/21/12	MAR SARs	27,978	—		34.67	2/21/22	1,343,224	—	—		—
	2/24/14	MAR SARs	11,842	5,921	(1)	53.25	2/24/24	348,510	174,255	—		—
	2/23/15	MAR SARs	5,351	10,702	(1)	82.67	2/23/25	54	107	—		—
	2/22/16	MAR SARs	—	30,513	(1)	66.86	2/22/26	—	482,716	—		—
		MAR RSUs	—	—		—		—	—	19,984	(9)	1,652,277
		MAR PSUs	—	—		—		—	—	5,634	(3)	465,819
		MAR PSUs	—	—		—		—	—	5,043	(4)	416,955
		MAR PSUs	—	—		—		—	—	9,972	(5)	824,485
	5/5/16	MAR PSUs	—	—		—		—	—	28,803	(6)	2,381,432
Ms. Oberg	2/22/16	MAR SARs	—	27,462	(1)	66.86	2/22/26	—	434,449	—		—
		MAR RSUs	—	—		—		—	—	14,303	(10)	1,182,572
		MAR PSUs	—	—		—		—	—	8,976	(5)	742,136
	5/5/16	MAR PSUs	—	—		—		—	—	28,803	(6)	2,381,432

(1)	SARs granted prior to 2014 are exercisable in 25% annual increments beginning one year from the grant date; beginning in 2014, grants are exercisable in 33% increments.
(2)	These RSUs are scheduled to vest as follows, 49,656 on February 15, 2017; 18,037 on February 15, 2018; 9,972 on February 15, 2019.
(3)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2017, pending performance results and continued service.
(4)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2018, pending performance results and continued service.
(5)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on February 15, 2019, pending performance results and continued service.
(6)	These PSUs are Equity Incentive Plan Awards that have not been earned and will vest on May 15, 2019, pending performance results and continued service.
(7)	These RSUs are scheduled to vest as follows, 31,003 on February 15, 2017; 17,445 on February 15, 2018; 19,461 on February 15, 2019.
(8)	These RSUs are scheduled to vest as follows, 17,528 on February 15, 2017; 7,314 on February 15, 2018; 4,155 on February 15, 2019.
(9)	These RSUs are scheduled to vest as follows, 10,067 on February 15, 2017; 1,588 on March 15, 2017; 5,005 on February 15, 2018; 3,324 on February 15, 2019.
(10)	These RSUs are scheduled to vest as follows, 5,866 on February 15, 2017; 4,688 on February 15, 2018; 3,749 on February 15, 2019.

54	www.marriott.com/investor

PSUs, RSUs and SARs are described above in the discussion of Grants of Plan-Based Awards for Fiscal 2016.

SAR Exercises and Stock Vested During Fiscal 2016

The following table shows information about SAR exercises and vesting of RSU awards during fiscal year 2016. MVW SARs resulted from adjustments to the Company options to reflect the spin-off of the timeshare business.

	SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Marriott	MAR SAR	6/22/16	111,837	3,856,299
Mr. Sorenson	MVW SAR	2/8/16	13,360	354,886	MAR RSU	2/16/16	59,514	3,854,126
	MAR SAR	2/12/16	133,600	4,183,644
	MAR SAR	12/7/16	88,400	3,251,255
Mr. Capuano	MAR SAR	6/15/16	9,909	277,708	MAR RSU	2/16/16	40,160	2,600,762
Mr. Grissen	MVW SAR	4/14/16	5,291	271,369	MAR RSU	2/16/16	24,190	1,566,545
	MVW SAR	5/6/16	9,653	399,711
	MAR SAR	5/9/16	38,000	1,178,251
Ms. Linnartz					MAR RSU	2/16/16	9,988	646,823
					MAR RSU	3/15/16	1,588	111,986
Ms. Oberg					MAR RSU	2/16/16	4,136	267,847

(1)	For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the stock price on the day of exercise.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables includes additional information regarding the value realized by the NEOs in 2016 on the exercise or vesting of Marriott stock awards reported in the table above.

	2016 SAR Exercises
Name	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Marriott	2/19/08	10 years	6/22/16	111,837	33.50	67.98	103	3,856,299
Mr. Sorenson	2/13/06	10 years	2/12/16	133,600	32.49	63.80	96	4,183,644
	2/12/07	10 years	12/7/16	88,400	46.21	82.99	95	3,251,255
Mr. Capuano	2/17/11	10 years	6/15/16	9,909	38.49	66.52	73	277,708
Mr. Grissen	2/12/07	10 years	5/9/16	14,640	46.21	69.41	50	339,594
	2/19/08	10 years	5/9/16	23,360	33.50	69.40	107	838,657

2017 Proxy Statement	55

	2016 Restricted Stock Unit Award Vesting
Name	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Sorenson	2/21/12	2/16/16	19,830	34.67	64.76	87	1,284,191
	2/22/13	2/16/16	19,099	39.27	64.76	65	1,236,851
	2/24/14	2/16/16	12,520	53.25	64.76	22	810,795
	2/23/15	2/16/16	8,065	82.67	64.76	-22	522,289
Mr. Capuano	2/21/12	2/16/16	5,769	34.67	64.76	87	373,600
	2/22/13	2/16/16	5,093	39.27	64.76	65	329,823
	2/22/13	2/16/16	23,539	39.27	64.76	65	1,524,386
	2/24/14	2/16/16	3,339	53.25	64.76	22	216,234
	2/23/15	2/16/16	2,420	82.67	64.76	-22	156,719
Mr. Grissen	2/21/12	2/16/16	10,817	34.67	64.76	87	700,509
	2/22/13	2/16/16	5,571	39.27	64.76	65	360,778
	2/24/14	2/16/16	4,643	53.25	64.76	22	300,681
	2/23/15	2/16/16	3,159	82.67	64.76	-22	204,577
Ms. Linnartz	2/21/12	2/16/16	3,245	34.67	64.76	87	210,146
	2/22/13	2/16/16	3,184	39.27	64.76	65	206,196
	2/24/14	2/16/16	1,878	53.25	64.76	22	121,619
	2/23/15	2/16/16	1,681	82.67	64.76	-22	108,862
	3/1/13	3/15/16	1,588	39.38	70.52	79	111,986
Ms. Oberg	2/21/12	2/16/16	1,262	34.67	64.76	87	81,727
	2/22/13	2/16/16	1,178	39.27	64.76	65	76,287
	2/24/14	2/16/16	939	53.25	64.76	22	60,810
	2/23/15	2/16/16	757	82.67	64.76	-22	49,023

Nonqualified Deferred Compensation for Fiscal Year 2016

The following table presents contributions, earnings, distributions and balances under the EDC for the 2016 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Marriott	180,000	112,500	1,069,635	—	25,013,193
Mr. Sorenson	436,852	182,359	209,881	—	5,111,794
Mr. Capuano	22,500	16,875	35,403	—	845,653
Mr. Grissen	299,632	61,818	226,805	—	5,391,002
Ms. Linnartz	—	—	—	—	—
Ms. Oberg	65,196	29,287	27,465	—	675,519

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2016 fiscal year and non-equity incentive plan compensation for 2015 (otherwise payable in 2016) under the EDC. The following table indicates the portion of each executive’s 2015 elective contributions that was attributable to 2016 salary that is reported in the Summary Compensation Table.

Name	Amounts that Relate to the Contribution of Salary ($)
Mr. Marriott	180,000
Mr. Sorenson	74,160
Mr. Capuano	22,500
Mr. Grissen	74,990
Ms. Linnartz	—
Ms. Oberg	39,000

(2)	The amounts in this column reflect aggregate notional earnings during 2016 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2016 that is reported in the Summary Compensation Table.

56	www.marriott.com/investor

Name	Amounts Included in the Summary Compensation Table for 2016 ($)
Mr. Marriott	455,752
Mr. Sorenson	90,184
Mr. Capuano	15,128
Mr. Grissen	97,037
Ms. Linnartz	—
Ms. Oberg	11,806

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2016 fiscal year. The following table presents the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were Reported as Compensation in Prior Year Proxy Statements ($)
Mr. Marriott	13,447,135
Mr. Sorenson	3,554,559
Mr. Capuano	157,167
Mr. Grissen	1,266,239
Ms. Linnartz	—
Ms. Oberg	—

Under the EDC, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the NEOs may receive a discretionary Company match which is vested when made. For 2016, the NEOs received a discretionary match which is described in the discussion of Nonqualified Deferred Compensation Plan in the CD&A. No additional discretionary Company contribution was made for 2016.

For 2016, the Company credited participant plan accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 4.5% for 2016. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Executives may receive a distribution of the vested portion of their EDC accounts upon termination of employment or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are specified employees.

2017 Proxy Statement	57

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Upon retirement or permanent disability (as defined in the pertinent plan), a NEO may continue to vest in and receive distributions under outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005) for the remainder of their vesting period; may exercise SARs for up to five years subject to the awards’ original terms; and immediately vests in the unvested portion of his or her EDC account. However, annual stock awards granted after 2005 provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A NEO who dies as an employee or is an approved retiree immediately vests in his or her EDC account, SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2016, Messrs. Marriott, Sorenson and Grissen and Ms. Oberg met the age and service conditions for retirement eligibility. Mr. Capuano and Ms. Linnartz will meet those conditions if they remain employed until December 17, 2020 and March 28, 2023, respectively.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2016 Fiscal Year-End table.

In addition, if any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan (including at the target performance level for PSUs) and unvested balances in the EDC. In those circumstances, all SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following termination of employment if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the annual cash incentive program will be made immediately based on the target performance level, pro-rated based on the days worked during

58	www.marriott.com/investor

the year until the NEO’s termination of employment. The Company does not provide any tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. Similar rules apply to the NEOs’ outstanding MVW stock awards.

The table below reflects the intrinsic value of unvested stock awards and cash incentive payments that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2016, the end of our fiscal-year (based on the Company’s closing stock price of $82.68 on December 30, 2016). Each of the NEOs was fully vested in their EDC accounts as of December 31, 2016.

Name	Plan	Retirement ($)(1)	Disability ($)(1)	Death ($)	Change in Control and Termination ($)
Mr. Marriott	Stock Plan	—	—	—	—
	Total Cash Incentive	—	—	—	—
Mr. Sorenson	Stock Plan	18,185,214	26,599,062	27,510,131	27,510,131
	Total Cash Incentive	—	1,854,000	1,854,000	1,854,000
Mr. Capuano	Stock Plan	—	11,400,837	11,704,529	11,704,529
	Total Cash Incentive	—	562,500	562,500	562,500
Mr. Grissen	Stock Plan	6,742,936	9,124,368	9,503,978	9,503,978
	Total Cash Incentive	—	562,500	562,500	562,500
Ms. Linnartz	Stock Plan	—	6,094,354	6,398,046	6,398,046
	Total Cash Incentive	—	525,000	525,000	525,000
Ms. Oberg	Stock Plan	2,085,805	4,467,237	4,740,589	4,740,589
	Total Cash Incentive	—	487,500	487,500	487,500

(1)

These amounts will become exercisable or be received following employment over the period described in the awards, subject to the conditions not to engage in competition or other conduct injurious to the Company as described in more detail above.

The benefits presented in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and vested EDC balances, and benefits available generally to salaried employees such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

2017 Proxy Statement	59

Director Compensation

For 2016, we paid non-employee directors compensation in the form of annual cash retainer fees and Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee (all fees below are annual)	Amount of Fee ($)
Board Retainer Fee	85,000
Share Award	140,000
Audit Committee Chair Fee	20,000
Other (Non-Audit) Committee Chair Fee	10,000
Audit Committee Member Retainer	10,000

We pay a retainer and chair fees on a quarterly basis. However, in accordance with established Company procedures, a director may make an advance election to defer payment of all or a portion of his or her director fees pursuant to the Stock Plan and/or the EDC. Annual retainer and chair fees that are deferred pursuant to the Stock Plan may be replaced with Director SARs having equivalent grant-date value, or credited to the director’s stock unit account in the plan, at the election of the director. We grant director SARs at fair market value, with a 10-year term, which immediately vest but cannot be exercised until one year following grant. As elected by the director, retainer and chair fees that are credited to the director’s stock unit account may be distributed in a lump sum or in one to 10 annual installments following termination of service as a Board member. Amounts deferred under the Stock Plan accrue dividend equivalents but do not provide voting rights until the stock is distributed.

Prior to their appointment to the Marriott board, effective September 23, 2016, Messrs. Duncan, Hippeau and Lewis were entitled to an annual fee for service on the Starwood board of directors, which was payable in shares of Starwood common stock or, at the director’s election, cash (provided that, in connection with the anticipated closing of the Starwood Combination, a portion of the 2016 annual fee was required to be paid in cash). The directors could make an advance election to defer payment of a portion or all of their annual fee payable in shares and/or cash to a deferred share account or a deferred cash account, as applicable. If the director elected to defer shares to his deferred share account, then his deferred share account is credited with dividend equivalents for any dividends paid in shares, with respect to such deferred shares, and his deferred cash account is credited with dividend equivalents for any dividends paid in cash, with respect to such deferred shares. The deferred cash account balance is also credited with notional interest at an annual rate of LIBOR plus 1.5%. The deferred account balances are distributed in accordance with the director’s advance election.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of stockholders. A Director Share Award is a grant of stock that the director may choose to have distributed in a lump sum on the one-year anniversary of the grant or in a lump sum or one to 10 annual installments following termination of service as a Board member. Directors make their elections in the year prior to grant of the award. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed. The pricing practices for executive stock awards discussed in the CD&A above are followed for director stock awards.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

60	www.marriott.com/investor

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of stockholders. To emphasize this principle, Board stock ownership guidelines require that each non-employee director own Company stock or stock units valued at three times the director’s combined annual cash and stock retainers, or roughly eight times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2016

The following Director Compensation Table presents the compensation we paid in 2016 to our non-employee directors. As officers, Deborah Marriott Harrison, J.W. Marriott, Jr. and Arne M. Sorenson are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mary K. Bush	95,000	140,037	—	—	235,037
Frederick A. Henderson	105,000	140,037	—	—	245,037
Lawrence W. Kellner	102,500	140,037	—	—	242,537
Debra L. Lee	95,000	140,037	1,833	3,563	240,433
George Muñoz	87,780	140,037	2,621	25,485	255,923
Steven S Reinemund	95,000	140,037	4,273	1,188	240,498
W. Mitt Romney	95,000	140,037	—	30,282	265,319
Susan C. Schwab	85,000	140,037	19	2,125	227,181
Bruce W. Duncan*	21,250	—	—	—	21,250
Eric Hippeau*	21,250	—	—	—	21,250
Aylwin B. Lewis*	23,750	—	—	—	23,750

*	Messrs. Duncan, Hippeau and Lewis were appointed to the board effective September 23, 2016.
(1)	This column includes any cash retainer fees that the directors elected to defer to their stock unit accounts in the Stock Plan, fees that the directors elected to receive as Director SARs, and fees that were deferred pursuant to the EDC, as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred Pursuant to the EDC ($)
Ms. Lee	—	—	5,700
Mr. Muñoz	—	82,515	5,265
Mr. Reinemund	—	—	31,683
Ms. Schwab	—	—	3,400

Cash retainers are paid quarterly. Mr. Muñoz, as he had elected, received grants of SARs on May 9, 2016, September 22, 2016 and December 2, 2016, in lieu of cash payments of a portion of his annual cash retainer and Board committee service fee(s).

(2)	In 2016, each non-employee director was granted a Director Share Award on May 9, 2016, for 2,026 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $69.12 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.

2017 Proxy Statement	61

(3)	The following table indicates the number of outstanding Company Director Options or SARs or stock options (“SO”) and deferred stock (“DS”) held by each director at the end of 2016. This table also includes MVW stock awards and reflects adjustments made to the Company stock awards for the timeshare business spin-off. Awards held by Messrs. Duncan, Hippeau and Lewis reflect Starwood awards that converted into awards that are settled in Marriott stock, and do not reflect accrued dividend equivalents that are paid in cash upon settlement of DS awards.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	MAR DS	—	—	—	21,554
	MVW DS	—	—	—	1,175
Mr. Henderson	MAR DS	—	—	—	8,750
Mr. Kellner	MAR DS	—	—	—	18,962
	MVW DS	—	—	—	1,021
Ms. Lee	MAR DS	—	—	—	28,598
	MVW DS	—	—	—	1,704
Mr. Muñoz	MAR SARs	17,868	3,507	—	—
	MAR DS	—	—	—	43,464
	MVW DS	—	—	—	3,375
Mr. Reinemund	MAR DS	—	—	—	3,756
	MVW DS	—	—	—	173
Mr. Romney	MAR DS	—	—	—	8,750
Ms. Schwab	MAR DS	—	—	—	3,776
Mr. Duncan	MAR SO	11,273	—	—	—
	MAR RSU	—	—	8,680	9,383
Mr. Hippeau	MAR SO	24,338	—	—	—
	MAR RSU	—	—	2,330	35,834
Mr. Lewis	MAR RSU	—	—	2,330	—

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2016” above. No amounts were reported for Messrs. Duncan, Hippeau and Lewis with respect to the notional interest credited to their Starwood deferred cash accounts because such interest was earned at a rate that did not exceed 120% of the applicable federal long-term rate.
(5)	This column includes Company allocations made by the Company under the EDC for fiscal year 2016.
(6)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each director for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/SARs, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options/SARs, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	13,142,611	(1)	$37.44	32,372,769	(2)
Equity compensation plans not approved by stockholders(3)	—		—	—

Total	13,142,611			32,372,769

(1)	Includes 7,986,642 shares of outstanding PSU, RSU, and deferred stock bonus awards, as well as DS awards to directors under the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column. Includes 987,856 shares issuable at target under outstanding PSUs.
(2)	Consists of 22,163,035 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by stockholders.

62	www.marriott.com/investor

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2017 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and Deborah M. Harrison together have an aggregate beneficial ownership of 10.66 percent of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., Deborah M. Harrison, and each of the “Other 5% Beneficial Owners” shown below, except for The Vanguard Group and T. Rowe Price Associates, Inc., is 16.45 percent of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)
Directors and Director Nominees:
J.W. Marriott, Jr.	39,639,208	(2)(3)(4)(5)	10.27%
Mary K. Bush	21,829	(7)	*
Bruce W. Duncan	111,650	(8)(15)	*
Frederick A. Henderson	8,750	(7)	*
Deborah M. Harrison	29,459,887	(3)(4)(6)	7.65%
Eric Hippeau	40,655	(8)	*
Lawrence W. Kellner	20,962	(7)	*
Debra L. Lee	31,258	(7)	*
George Muñoz	56,195	(7)(8)	*
Aylwin B. Lewis	9,068	(8)	*
Steven S Reinemund	31,165	(7)	*
W. Mitt Romney	13,530	(7)	*
Arne M. Sorenson	1,309,583	(8)	*
Susan C. Schwab	4,497	(7)	*

Other Named Executive Officers:
Anthony G. Capuano	166,883	(8)	*
David J. Grissen	249,722	(8)	*
Stephanie C. Linnartz	58,748	(8)	*
Kathleen K. Oberg	19,598	(8)	*

All Directors and Executive Officers as a Group: (24 persons)	43,863,155	(9)	11.32%

Other 5% Beneficial Owners:
Richard E. Marriott	31,882,179	(2)(11)	8.28%
John W. Marriott III	25,370,926	(4)(10)	6.58%
Juliana B. Marriott	25,287,034	(4)(12)	6.56%
Stephen Blake Marriott	24,381,549	(4)(13)	6.33%
David S. Marriott	30,120,513	(4)(14)	7.82%
JWM Family Enterprises, Inc.	24,227,118	(4)	6.29%
JWM Family Enterprises, L.P.	24,227,118	(4)	6.29%
T. Rowe Price Associates, Inc.	22,844,024	(16)	5.93%
100 E. Pratt Street Baltimore, MD 21202
The Vanguard Group	19,364,398	(17)	5.02%
100 Vanguard Blvd. Malvern, PA 19355

2017 Proxy Statement	63

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (385,221,137) on January 31, 2017, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2017 as described below.
(2)	Includes the following 12,088,288 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 3,718,441 shares held by trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees; and (c) 4,846,110 shares held by a limited liability company for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-managers.
(3)	Includes 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees that both J.W. Marriott, Jr. and his daughter Deborah M. Harrison report as beneficially owned.
(4)	Includes the following 24,227,118 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his grandson Stephen Blake Marriott, his daughter-in-law Juliana B. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P.; (b) 4,200,000 shares owned by Anchorage Partners, L.P.; (c) 2,504,028 shares owned by Terrapin Limited Holdings, LLC; (d) 400,000 shares owned by Short North Limited Holdings LLC; and (e) 7,923,091 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. each of his children and his grandson, Stephen Blake Marriott, is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC and Short North Limited Holdings LLC. The address for the corporation, the three limited partnerships and the two limited liability companies is 9737 Washington Boulevard, Suite 404, Gaithersburg, Maryland 20878.
(5)	Includes the following 3,083,802 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (2), (3) and (4): (a) 249,122 shares held in a 401(k) account for the benefit of J.W. Marriott, Jr.; (b) 240,024 shares held in a revocable trust for the benefit of J.W. Marriott, Jr., for which he is the sole trustee; (c) 501,123 shares subject to SARs currently exercisable or exercisable within 60 days after January 31, 2017; (d) 285,758 shares held in a revocable trust for the benefit of J.W. Marriott, Jr.’s spouse, for which his spouse is the sole trustee (Mr. Marriott disclaims beneficial ownership of such shares); (e) 1,759,775 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, for which his spouse serves as a co-trustee; and (f) 48,000 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees.
(6)	Includes the following 4,992,769 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnotes (3) and (4): (a) 273,820 shares directly held; (b) 16,501 shares owned by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares) (c) 6,420 shares held in two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison’s spouse serves as trustee; (d) 303,142 shares held in four trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison serves as trustee; (e) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison serves as trustee; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees; (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as trustees; (h) 54,920 shares held in a limited liability company of which Deborah M. Harrison is a manager; (i) 110,561 shares held in a limited liability company of which Deborah M. Harrison’s spouse is a manager; (j) 2,522 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2017; (k) 61,770 shares subject to SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2017 (Mrs. Harrison disclaims beneficial ownership of such shares) and (l) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, David S. Marriott, and Deborah M. Harrison serve as co-trustees (referenced in footnote (2)(b) above).
(7)	Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2017, as follows: Ms. Bush: 21,554 shares; Mr. Henderson: 8,750 shares; Mr. Kellner: 18,962 shares; Ms. Lee: 28,598 shares; Mr. Muñoz: 43,463 shares; Mr. Reinemund: 3,756 shares; Mr. Romney: 8,750 shares; and Ms. Schwab: 3,776 shares.
(8)	Includes shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2017, as follows: Mr. Capuano: 89,064 shares; Mr. Duncan: 14,164 shares; Mr. Grissen: 203,372 shares; Mr. Hippeau: 13,603 shares; Mr. Lewis: 2,330 shares; Ms. Linnartz: 37,125 shares; Mr. Muñoz: 7,177 shares; Ms. Oberg: 7,785 shares; and Mr. Sorenson: 777,688 shares.
(9)	The 3,523,737 shares described in footnote (2)(b), the 240,000 shares described in footnote (3) and the 24,227,118 shares described in footnote (4) are reported as beneficially owned by each of J.W. Marriott, Jr. and Deborah M. Harrison, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors and executive officers as a group held 2,232,857 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2017. All directors and executive officers as a group, other than J.W. Marriott, Jr. and Deborah M. Harrison, beneficially owned an aggregate of 2,683,659 shares (including 1,667,442 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2017), or 0.69 percent of our Class A common stock outstanding as of January 31, 2017.
(10)	Includes the following 1,143,808 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4): (a) 386,644 shares directly held; (b) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referenced in footnote (6)(f) above); (c) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (d) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (e) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); and (f) 11,998 shares held in a 401(k) account for the benefit of John W. Marriott III.
(11)

Includes the following 19,793,891 shares that Richard E. Marriott reports as beneficially owned, in addition to the 12,088,288 shares referred to in footnote (2): (a) 14,686,858 shares directly held; (b) 286,529 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,076,467 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 2,390,521 shares owned by First Media, L.P., a limited partnership whose

64	www.marriott.com/investor

general partner is a corporation in which Richard E. Marriott is the controlling voting stockholder; (e) 1,336,516 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee; and (f) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

(12)	Includes the following 1,059,916 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 42,000 shares directly held; (b) 41,634 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (c) 147,387 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott serves as trustee (along with David S. Marriott as co-trustee for one such trust); (d) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees; and (e) 538,895 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees.
(13)	Includes the following 154,431shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 149,334 shares directly held; and (b) 5,097 shares held by two trusts for the benefit of his nephews for which Stephen Blake Marriott serves as a trustee.
(14)	Includes the following 5,893,395 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (4): (a) 642,607 shares directly held; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 75,252 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott and another individual serve as trustees; (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which David S. Marriott and another individual serve as trustees; (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III and David S. Marriott serve as co-trustees; (referenced in footnote 10(c) above); (f) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which David S. Marriott and Juliana B. Marriott serve as co-trustees (referenced in footnote (12)(d) above); (g) 65,354 shares owned by two trusts for the benefit of Stephen Blake Marriott, for which Juliana B. Marriott and David S. Marriott as co-trustee (referenced in footnotes (12)(b) and (c) above); (h) 538,895 shares owned by a trust for the benefit of Juliana B. Marriott, for which David S. Marriott and Juliana B. Marriott are co-trustees (referenced in footnote (12)(e) above); (i) 240,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote (3) above); (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote (6)(g) above); (k) 3,523,737 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which David S. Marriott serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah M. Harrison (referenced in footnote (2)(b) above) and (l) 33,567 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2017.
(15)	Includes 57,092 shares held by The Bruce Duncan Revocable Trust of which Mr. Duncan is sole trustee and beneficiary.
(16)	Based on a review of a Schedule 13G/A report filed with the SEC on February 7, 2017, T. Rowe Price Associates, Inc. beneficially owned 22,844,024 shares as of December 31, 2016, with sole voting power as to 7,536,665 shares, and sole dispositive power as to all such shares.
(17)	Based on a review of a Schedule 13G/A report filed with the SEC on February 10, 2017, The Vanguard Group beneficially owned 19,364,398 shares as of December 31, 2016, with sole voting power as to 502,544 shares, shared voting power as to 61,696 shares, sole dispositive power as to 18,801,691 shares, and shared dispositive power as to 562,707 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NASDAQ reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2016 except for the following late reports, each of which was due to an administrative error: (i) a Form 4 reporting a stock appreciation rights award by each of Ms. Harrison, Ms. Linnartz, Ms. Oberg, Ms. McPherson, and Messrs. Capuano, Grissen, Kyriakidis, Rodriguez, Ryan, Smith and Sorenson; (ii) a Form 4 reporting a restricted stock units award by each of Ms. Linnartz, Ms. Oberg, Ms. McPherson, and Messrs. Bauduin (two awards on the same Form 4), Capuano (two awards on the same Form 4), Grissen, Harrison, Kyriakidis, David Marriott, Rodriguez, Ryan, Smith and Sorenson; and (iii) a Form 4 reporting the transfer of shares to an exchange fund by First Media L.P., a limited partnership whose general partner is a corporation in which Richard Marriott is the controlling voting shareholder.

2017 Proxy Statement	65

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including Deborah M. Harrison (daughter of J.W. Marriott, Jr.), a member of the Company’s Board of Directors and an officer of the Company, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2017. In fiscal year 2016, we received management fees of approximately $13.4 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $412,781 from our operation of and provision of services for these hotels. The Company has no financial involvement beyond the foregoing roles in either the hotels listed above or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and Deborah M. Harrison’s membership on the Board of Directors and position as Global Officer, Marriott Culture and Business Councils, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s son, David S. Marriott, his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison, and his grandson (and Ms. Harrison’s son), Christopher Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law,

66	www.marriott.com/investor

sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2016 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2016
J.W. Marriott, Jr. and Deborah M. Harrison	David S. Marriott	Chief Operations Officer, Americas East	$1,549,004
	Ronald T. Harrison	Global Officer, Architecture and Construction	$1,419,957
	Deborah M. Harrison	Global Officer, Marriott Culture and Business Councils	$857,461
	Christopher Harrison	General Manager	$146,356

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $458,728 for 2016.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent stockholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include each of the Company’s Continental Presidents, the Company’s Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Audit Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•	certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no

2017 Proxy Statement	67

less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third-party bidders;

•	certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Audit Committee has previously approved;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Governance Principles and the NASDAQ corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

68	www.marriott.com/investor

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2017 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any stockholder who would like a copy of our 2016 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

2017 Proxy Statement	69

2017 ANNUAL MEETING INFORMATION

Time and Location. The 2017 annual meeting of stockholders will begin at 10:30 a.m. on Friday, May 5, 2017 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 5, 2017, we expect that minimal parking will be available to stockholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that stockholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. A local Marriott hotel will offer a “Stockholder Annual Meeting” rate for Thursday, May 4, 2017, the night before the meeting. To receive this rate, call the number shown below and ask for the stockholder annual meeting rate for May 4, 2017. Please note that a limited number of rooms are offered at this rate and you must call by Saturday, April 22, 2017. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$359 single/double

1331 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

202-393-2000

Near Metro Center Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” PROPOSALS 2, AND 3, “ONE YEAR” FOR PROPOSAL 4, AND “AGAINST” PROPOSAL 5, AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2016. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 5, 2017 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Marriott Retirement Savings Plan or the Starwood Savings and Retirement Plan, the undersigned hereby direct(s) the trustees of the respective plans to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan(s) in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 2, 2017, in the same proportion that it votes the shares for which it received timely instructions from other participants in the plans.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲    FOLD AND DETACH HERE     ▲

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.computershare.com/investor

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.computershare.com/investor

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:        1-800-311-4816

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

ITEM 1– ELECTION OF 14 DIRECTORS

(The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	11 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐	06 Eric Hippeau	☐	☐	☐		☐	☐	☐

02 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 Lawrence W. Kellner	FOR	AGAINST	ABSTAIN	12 W. Mitt Romney	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Bruce W. Duncan	FOR	AGAINST	ABSTAIN	08 Debra L. Lee	FOR	AGAINST	ABSTAIN	13 Susan C. Schwab	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Deborah M. Harrison	FOR	AGAINST	ABSTAIN	09 Aylwin B. Lewis	FOR	AGAINST	ABSTAIN	14 Arne M. Sorenson	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

05 Frederick A. Henderson	FOR	AGAINST	ABSTAIN	10 George Muñoz	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

ITEM 3 –	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 3)	☐	☐	☐

ITEM 4 –	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

	1 Year	2 Years	3 Years	Abstain
(The Board of Directors recommends a vote of 1 YEAR for Item 4)	☐	☐	☐	☐

ITEM 5 –	RECOMMENDATION TO ADOPT HOLY LAND PRINCIPLES

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote AGAINST Item 5)	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲    FOLD AND DETACH HERE     ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 4, 2017 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.envisionreports.com/Mar

Use the Internet to vote. Have this card in hand when you access the website.

OR

TELEPHONE

1-800-652-VOTE (8683)

Use any touch-tone telephone to vote. Have this card in hand when you call.

If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you mark, signed and returned your proxy card.